Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

MGO GLOBAL INC.,

HEIDMAR INC.,

Heidmar Maritime Holdings Corp.,

HMR MERGER SUB INC.

and

The HMI Shareholders

Dated as of June 18, 2024

TABLE OF CONTENTS

Article I MERGER		2
1.1	Merger	2
1.2	Merger Effective Time	3
1.3	Effect of the Merger	3
1.4	Organizational Documents	3
1.5	Directors and Officers of Surviving Company	3
1.6	Effect of Merger on MGO Securities and Merger Sub Shares	3
1.7	Satisfaction of Rights	4
1.8	Lost, Stolen or Destroyed MGO Certificates	4
1.9	Stock Transfer Books	4
1.10	Appointment of Transfer Agent	4
1.11	Exchange of Book-Entry Shares	4
1.12	Taking of Necessary Action; Further Action	5
1.13	Tax Consequences	5
Article II SHARE ACQUISITION		5
2.1	Exchange of HMI Shares	5
2.2	Consideration	6
2.3	Transfer of HMI Shares and Other Undertakings	6
2.4	Earnout Shares	7
2.5	Fractional Shares	7
2.6	HMI Shareholder Consent	8
2.7	Termination of Certain Agreements	8
2.8	Withholding	8
Article III MERGER CLOSING; SHARE ACQUISITION CLOSING		8
3.1	Closing	8
Article IV REPRESENTATIONS AND WARRANTIES OF MGO		9
4.1	Organization and Standing	9
4.2	Authorization; Binding Agreement	9
4.3	Governmental Approvals	10
4.4	Non-Contravention	10
4.5	Capitalization	11
4.6	SEC Filings; MGO Financials; Internal Controls	11
4.7	Compliance with Laws	13
4.8	Actions; Orders; Permits	13

4.9	Taxes and Returns	13
4.10	Employees and Employee Benefit Plans	15
4.11	Labor Matters	17
4.12	Litigation	18
4.13	Intellectual Properties	18
4.14	Real Property; Assets	19
4.15	Data Protection and Cybersecurity	20
4.16	Material Contracts	20
4.17	Transactions with Affiliates	21
4.18	Investment Company Act; JOBS Act	21
4.19	Finders and Brokers	21
4.20	Certain Business Practices	21
4.21	Insurance	22
4.22	Information Supplied	22
4.23	No Undisclosed Liabilities	22
4.24	MGO Acknowledgment	22
Article V REPRESENTATIONS AND WARRANTIES OF HOLDINGS		23
5.1	Organization and Standing	23
5.2	Authorization; Binding Agreement	23
5.3	Governmental Approvals	23
5.4	Non-Contravention	24
5.5	Capitalization	24
5.6	Holdings Activities	25
5.7	Finders and Brokers	25
5.8	Investment Company Act	25
5.9	Taxes	25
5.10	Information Supplied	25
Article VI REPRESENTATIONS AND WARRANTIES OF HMI		25
6.1	Organization and Standing	25
6.2	Authorization; Binding Agreement	26
6.3	Capitalization	26
6.4	HMI Subsidiaries	27
6.5	Governmental Approvals	27
6.6	Non-Contravention	27
6.7	Financial Statements	28
6.8	Absence of Certain Changes	29
6.9	Compliance with Laws	29

6.10	Company Permits	30
6.11	Litigation	30
6.12	Material Contracts	30
6.13	Intellectual Property	33
6.14	Taxes and Returns	34
6.15	Real Property	36
6.16	Personal Property	36
6.17	Employee Matters	36
6.18	Benefit Plans	37
6.19	Environmental Matters	38
6.20	Transactions with Related Persons	39
6.21	Insurance	39
6.22	Merchants and Suppliers.	40
6.23	Data Protection and Cybersecurity	40
6.24	Certain Business Practices	41
6.25	Investment Company Act	42
6.26	Finders and Brokers	42
6.27	Information Supplied	42
6.28	HMI Acknowledgment	42
Article VII REPRESENTATIONS AND WARRANTIES OF THE HMI SHAREHOLDERS		43
7.1	Organization and Standing	43
7.2	Authorization; Binding Agreement	43
7.3	Ownership	43
7.4	Governmental Approvals	43
7.5	Non-Contravention	44
7.6	Litigation	44
7.7	Finders and Brokers	44
7.8	Information Supplied	44
Article VIII COVENANTS		45
8.1	Access and Information	45
8.2	Conduct of Business of HMI during the Interim Period	46
8.3	Conduct of Business of MGO during the Interim Period	48
8.4	Conduct of Business of Holdings during the Interim Period	51
8.5	Interim Period Control	52
8.6	Preparation and Delivery of Additional HMI Financial Statements	52
8.7	MGO Financal Statements; Registration Statement	52

8.8	MGO Public Filings	52
8.9	Cash Upon Closing	53
8.10	Stock Exchange Listings	53
8.11	Exclusivity	54
8.12	No Trading	55
8.13	Notification of Certain Matters	55
8.14	Regulatory Approvals	55
8.15	Further Assurances	57
8.16	Tax Matters	57
8.17	The Registration Statement; Special Shareholder Meeting	58
8.18	Public Announcements	61
8.19	Confidential Information	62
8.20	Post-Closing Board of Directors and Officers of Holdings	63
8.21	Indemnification of Directors and Officers; Tail Insurance	63
8.22	Voting and Support Agreements	64
8.23	Lock-Up/Leak-Out Agreements	64
8.24	Holdings Equity Incentive Plan	64
8.25	Litigation	64
8.26	Advisory Agreements	64
Article IX SURVIVAL		65
9.1	Survival	65
9.2	Indemnification	65
9.3	Limitations	67
9.4	Indemnification Procedures	67
9.5	Sole Remedy	68
9.6	Tax Treatment	68
Article X CONDITIONS TO OBLIGATIONS OF THE PARTIES		68
10.1	Conditions to Each Party’s Obligations	68
10.2	Conditions to Obligations of HMI, the HMI Shareholders, Holdings and Merger Sub	69
10.3	Conditions to Obligations of MGO	70
10.4	Frustration of Conditions	71
Article XI TERMINATION AND EXPENSES		71
11.1	Termination	71
11.2	Effect of Termination	72
11.3	Fees and Expenses	72
Article XII WAIVERS AND RELEASES		73
12.1	Mutual Releases	73

Article XIII MISCELLANEOUS		74
13.1	Notices	74
13.2	Binding Effect; Assignment	75
13.3	Third Parties	75
13.4	Governing Law; Jurisdiction	75
13.5	Waiver of Jury Trial	75
13.6	Specific Performance	76
13.7	Severability	76
13.8	Amendment	76
13.9	Waiver	76
13.10	Entire Agreement	76
13.11	Interpretation	76
13.12	Counterparts	78
13.13	No Recourse	79
13.14	Scope of the HMI Shareholders’ Obligations	79
Article XIV DEFINITIONS		79
14.1	Certain Definitions	79
14.2	Section References	92

SCHEDULE

Schedule 1 – HMI Shareholders

Schedule 2 – MGO Principals

EXHIBITS

Exhibit A – Form of Voting and Support Agreement

Exhibit B – Form of Lock-Up/Leak-Out Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 18, 2024, by and among MGO Global, Inc. (“MGO”), Heidmar Maritime Holdings Corp. (“Holdings”), Heidmar Inc. (“HMI”), HMR Merger Sub Inc. (“Merger Sub”), and the HMI Shareholders (as defined below). MGO, Holdings, HMI and the HMI Shareholders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, Holdings is a newly incorporated company organized and existing under the laws of Marshall Islands, formed for the purpose of participating in the Transactions (as defined below);

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, formed by Holdings for the purpose of participating in the Transactions (as defined below), that is a wholly owned direct Subsidiary of Holdings;

WHEREAS, MGO is a Delaware corporation, and HMI is a company incorporated in the Republic of the Marshall Islands;

WHEREAS, as of the date of this Agreement, Rhea Marine Ltd. and Maistros Shipinvest Corp. (together, the “HMI Shareholders”), which are set forth on Schedule 1, are the shareholders of HMI collectively owning 100% of the outstanding shares of common stock, no par value, of HMI (the “HMI Shares”);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Merger Sub will merge with and into MGO (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and MGO shall continue as the surviving entity and a wholly owned direct subsidiary of Holdings and (ii) each issued and outstanding MGO Share immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the MGO Merger Consideration, (b) immediately after the Merger Effective Time, the HMI Shareholders will transfer all of the outstanding HMI Shares to Holdings (the “Share Acquisition”, and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”) the consideration for which will be (x) the issuance by Holdings to the HMI Shareholders at Closing of new Holdings Common Shares in accordance with the terms hereof, and (y) the issuance by Holdings to the HMI Shareholders at some time after Closing, and contingent on the achievement of certain conditions set forth in Section 2.4 of additional Holdings Common Shares, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, the Board of Directors of MGO (the “MGO Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is or will be a party, the Merger, the Share Acquisition and the other Transactions are in the best interests of MGO and its shareholders (the “MGO Shareholders), (b) approved and declared the advisability of this Agreement, the Ancillary Documents to which MGO is or will be a party, the Merger, the Share Acquisition and the other Transactions, and (c) recommended the approval and adoption by the MGO Shareholders of this Agreement, the Ancillary Documents to which MGO is or will be a party, the Merger, and the Share Acquisition;

WHEREAS, concurrently with the execution and delivery of this Agreement, MGO and the MGO Shareholders set forth in Schedule 2 attached hereto (collectively, the “MGO Principals”), representing approximately 61.28% of the issued and outstanding MGO Shares, shall each enter into a voting and support agreements with Holdings in substantially the form attached as Exhibit A hereto (each, a “Voting and Support Agreement”).

WHEREAS, the Board of Directors of HMI (the “HMI Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is or will be a party and the Transactions are in the best interests of HMI, (b) approved this Agreement, the Ancillary Documents to which HMI is or will be a party, and the Transactions and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which HMI is or will be a party and the Transactions by the HMI Shareholders;

WHEREAS, the HMI Shareholders have approved this Agreement, the Ancillary Documents to which HMI is or will be a party and the Transactions;

WHEREAS, the Board of Directors of Holdings (the “Holdings Board”) has (a) determined that this Agreement, the Ancillary Documents to which it is or will be a party and the Transactions are in the best interests of Holdings, (b) approved this Agreement, the Ancillary Documents to which it is or will be a party and the Transactions, and (c) resolved to recommend that the shareholder of Holdings approves this Agreement, the Ancillary Documents to which Holdings is or will be a party and the Transactions;

WHEREAS, the shareholder of Holdings has approved this Agreement, the Ancillary Documents to which Holdings is or will be a party and the Transactions;

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Ancillary Documents to which it is or will be a party and the Transactions are in the best interests of Merger Sub, (b) approved this Agreement, the Ancillary Documents to which it is or will be a party and the Transactions, and (c) resolved to recommend that the shareholder of Merger Sub approves this Agreement, the Ancillary Documents to which Holdings is or will be a party and the Transactions;

WHEREAS, the shareholder of Merger Sub has approved this Agreement and the Ancillary Documents to which Merger Sub is or will be a party and the Transactions;

WHEREAS, certain capitalized terms used herein are defined in Article XIV hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows.

Article I

MERGER

1.1 Merger. At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the certificate of merger to be filed relating to the Merger, in a form consistent with the provisions of this Agreement and agreed to by the Parties in good faith (the “Certificate of Merger”), and in accordance with the applicable provisions of the Delaware General Corporation Law, MGO and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into MGO with MGO being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and MGO shall continue as the surviving company and a wholly owned direct Subsidiary of Holdings. MGO, as the surviving company after the Merger, is hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”.

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1.2 Merger Effective Time. MGO, Merger Sub and Holdings shall cause the Merger to be consummated by filing the executed Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the Delaware General Corporation Law. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by MGO and Merger Sub (with the prior written consent of HMI) in writing and specified in the Certificate of Merger (the “Merger Effective Time”).

1.3 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of MGO and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of MGO and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.

1.4 Organizational Documents. The certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company (except that references to the name “HMR Merger Sub Inc.” shall be changed to “MGO Global Inc.”) following the Merger Effective Time, with such changes as Holdings, in its sole discretion, may believe appropriate, until thereafter amended in accordance with such articles of incorporation and bylaws and applicable Law.

1.5 Directors and Officers of Surviving Company. At the Merger Effective Time, the directors and officers of the Surviving Company shall be the persons designated by HMI, which designation shall be delivered to MGO in writing at least three Business Days before the Closing Date, each to hold office in accordance with the Organizational Documents of the Surviving Company until their resignation or removal in accordance with the Organizational Documents of the Surviving Company or until their respective successors are duly elected or appointed and qualified. At the Merger Effective Time, the board of directors and officers of MGO shall resign and automatically cease to hold office.

1.6 Effect of Merger on MGO Shares and Merger Sub Shares.

(a) MGO Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of MGO or Holdings, each MGO Share that is issued and outstanding immediately prior to the Merger Effective Time shall thereupon be converted into, and the holder of such MGO Share shall be entitled to receive, the MGO Merger Consideration. All of the MGO Shares converted into the right to receive the MGO Merger Consideration pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger Effective Time, and each holder of any such MGO Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the MGO Merger Consideration into which such MGO Shares shall have been converted in the Merger.

(b) Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party, the MGO Shareholders or Holdings, each Merger Sub Share that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company.

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(c) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, Holdings, HMI or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.7 Satisfaction of Rights. All securities issued upon the surrender of MGO Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided, that any restrictions on the sale and transfer of MGO Securities shall also apply to the Holdings Common Shares so issued in exchange.

1.8 Lost, Stolen or Destroyed MGO Certificates. In the event any certificates representing MGO Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, Holdings shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such securities, as may be required pursuant to Section 1.6.

1.9 Stock Transfer Books. At the Merger Effective Time, the register of security holders of MGO shall be closed, and there shall be no further registration of transfers of MGO Securities thereafter on the records of MGO.

1.10 Appointment of Transfer Agent. Prior to the Closing, Holdings shall appoint a transfer agent acceptable to HMI (the “Transfer Agent”) as its agent, for the purpose of (a) exchanging MGO Securities for Holdings Common Shares and (b) issuing the Exchange Shares. The Transfer Agent shall (i) exchange each MGO Share for the MGO Merger Consideration, (ii) issue the Exchange Shares, and (iii) take or cause to be taken such actions as are necessary to update Holdings’ register of security holders to reflect the actions contemplated by clauses (i) and (ii) of this sentence, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Certificate of Merger, the Delaware General Corporation Law and customary transfer agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by HMI.

1.11 Exchange of Book-Entry Shares.

(a) Exchange Procedures. As soon as practicable after the Merger Effective Time (and in no event later than five Business Days after the Merger Effective Time), Holdings shall cause the Transfer Agent to mail to each holder of record of MGO Shares that were converted pursuant to Section 1.6(a) into the MGO Merger Consideration instructions for use in effecting the surrender of the MGO Shares in exchange for MGO Merger Consideration in a form acceptable to HMI and MGO. Upon receipt of an “agent’s message” by the Transfer Agent (or such other evidence, if any, of transfer as the Transfer Agent may reasonably request), the holder of a MGO Share that was converted pursuant to Section 1.6(a) into MGO Merger Consideration shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the MGO Merger Consideration applicable to the surrendered shares in book-entry form, without interest (subject to any applicable withholding Tax). The Holdings Common Shares to be delivered as MGO Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical Holdings Common Share is required by applicable Law, in which case Holdings and HMI shall jointly cause the Transfer Agent to promptly send certificates representing such Holdings Common Shares to such holder. If payment of MGO Merger Consideration is to be made to a Person other than the Person in whose name the surrendered MGO Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of MGO Merger Consideration to a Person other than the registered holder of MGO Share surrendered or shall have established to the reasonable satisfaction of Holdings and HMI that such Tax either has been paid or is not applicable.

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(b) Distributions with Respect to Exchanged Common Shares. All Holdings Common Shares to be issued as MGO Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole Holdings Common Shares issued in exchange for MGO Shares pursuant to Section 1.6(a) will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole Holdings Common Shares.

(c) Adjustments to MGO Merger Consideration. The MGO Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to MGO Shares or HMI Shares occurring on or after the date of this Agreement and prior to the Merger Effective Time.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of MGO and Merger Sub, the officers and directors of MGO and Holdings are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13 Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, it is intended that (a) taken together, the Share Acquisition and the Merger will qualify as an exchange under Section 351 of the Code and (b) the Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any stockholder of MGO (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdings following the transaction that does not enter into a five-year gain recognition agreement (“GRA”) pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a) and (b), together, the “Intended Tax Treatment”). To the extent permitted under applicable Law, (i) the Parties intend that the Merger also qualify as a “reorganization” under Section 368(a) of the Code and (ii) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

Article II

SHARE ACQUISITION

2.1 Exchange of HMI Shares. At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement and the Organizational Documents of HMI, HMI Shareholders shall sell, assign and transfer to Holdings, and Holdings shall purchase, acquire, assume and accept from the HMI Shareholders, all of the legal and beneficial title to the HMI Shares with full title guarantee, free from all Liens (other than Liens arising as a result of transfer restrictions under applicable securities Laws and the relevant Organizational Documents) and together with all rights attaching to the HMI Shares at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the HMI Shares after the Share Acquisition Closing). Following the Share Acquisition Closing, HMI will be a wholly owned Subsidiary of Holdings.

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2.2 Consideration.

(a) Subject to and upon the terms and conditions of this Agreement, the aggregate consideration owed to each HMI Shareholder in exchange for such HMI Shareholder’s HMI Shares shall consist of (i) the issuance in respect of each HMI Share owned by that HMI Shareholder of a number of Holdings Common Shares equal to the HMI Share Consideration (collectively, the “HMI Closing Shares”), and (ii) the issuance of the proportion of the total Earnout Shares, if any, set forth next to the name of the relevant HMI Shareholder in Schedule 1 to this Agreement, in each case subject to, and in an amount determined in accordance with, Section 2.4 (collectively, in respect of each HMI Shareholder, its “HMI Shareholder Consideration”).

(b) Holdings shall issue to each HMI Shareholder (i) the HMI Closing Shares at the Share Acquisition Closing and (ii) the Earnout Shares, if any, on the date determined in accordance with Section 2.4.

(c) In addition, Holdings shall issue to Maxim Partners LLC (or its designees) (i) at the Closing a number of Holdings Common Shares equal to 2.64 % of the total HMI Closing Shares and (ii) at such time the Earnout Shares, if any, are issued pursuant to Section 2.4(c), a number of Holdings Common Shares equal to 2.64% of the Earnout Shares issued at such time, such issuances to be in full satisfaction of all obligations of MGO under the Advisory Agreement.

2.3 Transfer of HMI Shares and Other Undertakings.

(a) At or prior to the Closing, each HMI Shareholder shall deliver or procure the delivery to Holdings of:

(i) a duly executed stock transfer form in respect of its HMI Shares to effect the transfer of its HMI Shares (the “STFs”);

(ii) share certificates representing its HMI Shares (“HMI Certificate”), if its HMI Shares are certificated (in the event that any HMI Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a HMI Certificate to Holdings, the relevant HMI Shareholder may instead deliver to Holdings an indemnity for lost certificate in form and substance reasonably acceptable to Holdings);

(iii) a copy of any power of attorney in form and substance reasonably acceptable to Holdings under which any document to be executed by any HMI Shareholder under this Agreement has been executed;

(iv) a duly executed counterpart to the Lock-Up/Leak Out Agreement; and

(v) a duly executed certificate in accordance with Section 10.3(c).

(b) At the Share Acquisition Closing, HMI shall deliver or procure the delivery to Holdings of a copy of the executed and undated resolution of the board of directors of HMI, or similar authorization, (i) approving the form of the STFs and the transfer of the HMI Shares from the HMI Shareholders to Holdings and (ii) instructing the Transfer Agent to update HMI’s register of security holders such that Holdings is entered in the register of members as the sole holder of all of the HMI Shares.

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2.4 Earnout Shares.

(a) In consideration for the HMI Shareholders’ sale, assignment and transfer of the HMI Shares pursuant to the Share Acquisition (and in addition to the issuance of the HMI Closing Shares pursuant to Section 2.2), Holdings shall issue Holdings Common Shares equal to 10% of the total number of HMI Closing Shares issued pursuant to Section 2.2, as adjusted to take into account any share consolidation, stock split, stock dividend, or similar event effected with respect to Holdings Common Shares (the “Earnout Shares”) to the HMI Shareholders who were securityholders of HMI immediately prior to the Closing, if any of the following conditions are met:

(i) the 2024 Revenue equals or exceeds US$45.0 million,

(ii) the 2024 EBITDA equals or exceeds US$30.0 million, or

(iii) the 2024 Net Income equals or exceeds US$25.0 million.

(b) For purposes of this Section 2.4:

(i) “2024 Revenue” shall mean the amount of revenue (or its equivalent metric under U.S. GAAP) reported in the consolidated audited statement of income/operations of Holdings for the year ended December 31, 2024 included in the annual report of Holdings filed with the SEC for that year (the “2024 Annual Report”);

(ii) “2024 Net Income” shall mean the amount of net income (or its equivalent metric under U.S. GAAP) reported in the consolidated audited statement of income/operations of Holdings for the year ended December 31, 2024 included in the 2024 Annual Report; and

(iii) “2024 EBITDA” shall mean 2024 Net Income, plus the amount of interest, taxes, depreciation and amortization (or their equivalent metrics under U.S. GAAP) reported in the consolidated audited statement of income/operations of Holdings for the year ended December 31, 2024 included in the 2024 Annual Report;

in each case, adjusted to eliminate (without duplication) (x) the effects of the Transactions, including fees and expenses, taxes incurred, paid or recognized, any gain or loss on disposition, and any one-time accounting charges, adjustments or write-downs, in each case directly attributable to the Transactions, and (y) any revenue, net income, or component of EBITDA of MGO consolidated into the financial statements of Holdings.

(c) If any condition in Section 2.4(a) is satisfied, the Earnout Shares shall be issued within ten calendar days following the date on which Holdings files its 2024 Annual Report with the SEC.

2.5 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Holdings Common Share will be issued, in any form, by virtue of this Agreement, the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Holdings Common Share (after aggregating all fractional Holdings Common Shares that would otherwise be received by such Person) shall instead have the number of Holdings Common Shares issued to such Person rounded up or down to the nearest whole Holdings Common Share. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Calculations in respect of fractional shares will be made separately in respect of Holdings Common Shares issued at Closing and Holdings Common Shares issued as Earnout Shares.

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2.6 HMI Shareholder Consent. Each HMI Shareholder hereby approves, authorizes and consents to HMI’s execution and delivery of this Agreement and the Ancillary Documents to which HMI is or is required to be a party or otherwise bound, the performance by HMI of its obligations hereunder and thereunder and the consummation by HMI of the Transactions. Each HMI Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such HMI Shareholder as may be required (and shall, if applicable, operate as a written shareholder resolution of HMI) pursuant to HMI’s Organizational Documents, the Shareholders’ Agreement, any other agreement in respect of HMI to which such HMI Shareholder is a party or bound and all applicable Laws. Each of HMI Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under HMI’s Organizational Documents, the Shareholders’ Agreement or otherwise as may affect the Transactions (other than its rights pursuant to this Agreement). Further, subject to applicable Law, HMI and the HMI Shareholders hereby waive any obligations of any other Person pursuant to HMI’s Organizational Documents to the extent they relate to the Transactions.

2.7 Termination of Certain Agreements. Without limiting the provisions of Section 2.6, HMI and the HMI Shareholders hereby agree that, effective at the Closing, any shareholders, voting or similar agreement among HMI and any of the HMI Shareholders or among the HMI Shareholders with respect to HMI or its shares (including the Shareholders’ Agreement) that is effective immediately prior to the Closing shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for HMI; provided, that this provision shall not apply to any agreement between Holdings and the HMI Shareholders with respect to Holdings or the Holdings Common Shares. Further, HMI and the HMI Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the Transactions, and any failure of such parties to comply with the terms thereof in connection with the Transactions.

2.8 Withholding. MGO, Holdings, HMI, the Transfer Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

MERGER CLOSING; SHARE ACQUISITION CLOSING

3.1 Closing. The closing of the Merger (the “Merger Closing”) shall occur on the third Business Day following the satisfaction or, to the extent legally permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction of or, to the extent legally permissible, waiver by the Party benefitting from, such conditions), or at such other date as MGO, Holdings and HMI may agree in writing. The closing of the Share Acquisition (the “Share Acquisition Closing”) shall occur immediately following the Merger Closing. The closing of the Transactions (including the Merger Closing and the Share Acquisition Closing) shall be referred to herein as the “Closing”. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place virtually or at such place as MGO, Holdings and HMI may agree in writing, and at such times on the Closing Date as MGO, Holdings and HMI agree in writing.

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Article IV

REPRESENTATIONS AND WARRANTIES OF MGO

Except as set forth in (a) the disclosure schedules delivered by MGO to HMI on the date hereof (the “MGO Disclosure Schedules”), or (b) the 2024 SEC Reports that are available on the SEC’s website through EDGAR, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (provided, that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2 or Section 4.5), MGO represents and warrants to HMI, Holdings and the HMI Shareholders, as of the date hereof, and as of the Closing, as follows.

4.1 Organization and Standing. MGO is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on MGO. MGO is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MGO. MGO has made available to HMI accurate and complete copies of its Organizational Documents, each as currently in effect. MGO is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. MGO has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the MGO Board and (b) other than the Required Shareholder Approval, no other corporate proceedings (including any vote of holders of any class or series of securities of MGO), other than as set forth elsewhere in this Agreement, on the part of MGO are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. The MGO Board obtained and reviewed a fairness opinion presentation, dated June 3, 2024 in connection with the Transactions from Newbridge Securities Corporation, which included a draft fairness opinion. The MGO Board, at a duly called and held meeting or in writing as permitted by MGO’s Charter, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions, including the Share Acquisition and the Merger, are advisable, fair to and in the best interests of MGO Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is party, (iii) recommended that MGO Shareholders vote in favor of the approval of this Agreement, the Ancillary Documents to which it is party, the Share Acquisition, the Merger, and the other Shareholder Approval Matters (the “MGO Recommendation”) and (iv) directed that this Agreement, the Ancillary Documents to which it is party and the Shareholder Approval Matters be submitted to MGO Shareholders for their approval. This Agreement has been, and each Ancillary Document to which MGO is a party shall be when delivered, duly and validly executed and delivered by MGO and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of MGO, enforceable against MGO in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

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4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of MGO is required to be obtained or made in connection with the execution, delivery or performance by MGO of this Agreement and each Ancillary Document to which it is a party or the consummation by MGO of the Transactions, other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on MGO.

4.4 Non-Contravention. The execution and delivery by MGO of this Agreement and each Ancillary Document to which it is a party, the consummation by MGO of the Transactions, and compliance by MGO with any of the provisions hereof and thereof, will not:

(a) conflict with or violate any provision of MGO’s Organizational Documents,

(b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to MGO or any of its properties or assets, or

(c) (i) violate, conflict with or result in a breach of,

(ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under,

(iii) result in the termination, withdrawal, suspension, cancellation or modification of,

(iv) accelerate the performance required by MGO under,

(v) result in a right of termination or acceleration under,

(vi) give rise to any obligation to make payments or provide compensation under,

(vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of MGO under,

(viii) give rise to any obligation to obtain any Third Party Consent or provide any notice to any Person or

(ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any MGO Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MGO.

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4.5 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding MGO Securities are set forth hereto in Section 4.5(a) of the MGO Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding shares of preferred stock of MGO. All outstanding MGO Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Delaware General Corporation Law, the MGO’s Organizational Documents or any Contract to which MGO is a party. None of the outstanding MGO Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, MGO does not have any Subsidiaries or own any equity interests in any other Person other than the MGO Subsidiaries.

(b) Section 4.5(b) of the MGO Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of (i) each MGO Equity Award, (ii) the name of the MGO Equity Award holder, (iii) the number of shares of MGO Common Stock underlying each MGO Equity Award, (iv) with respect to unvested MGO Equity Awards, the date on which the MGO Equity Award was granted, (v) with respect to unvested MGO Equity Awards, the vesting schedule with respect to the MGO Equity Award, including any right of acceleration of such vesting schedule, (vi) the exercise price of each MGO Equity Award, if applicable, and (vii) the expiration date of each MGO Equity Award, if applicable. Except as would not, individually or in the aggregate, reasonably be expected to be material to MGO and the MGO Subsidiaries, taken as a whole, each MGO Equity Award has been granted in compliance with all applicable securities laws or exemptions therefrom and all requirements set forth in the MGO Equity Plan and applicable award agreements.

(c) All Indebtedness of MGO as of the date of this Agreement is disclosed in Section 4.5(c) of the MGO Disclosure Schedules.

(d) Since the date of formation of MGO and except as contemplated by this Agreement, MGO has not declared or paid any distribution or dividend in respect of its securities (including MGO Securities) and has not repurchased, redeemed or otherwise acquired any of its securities (including MGO Securities), and the MGO Board has not authorized any of the foregoing.

4.6 SEC Filings; MGO Financials; Internal Controls.

(a) MGO has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by MGO with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. Except to the extent available on the SEC’s web site through EDGAR, MGO has delivered to HMI or made available copies in the form filed with the SEC of all of the following: (i) MGO’s quarterly reports on Form 10-Q for each fiscal quarter since the IPO to disclose its quarterly financial results in each of the fiscal years of MGO, (ii) MGO’s annual reports on Form 10-K for each fiscal year since the IPO to disclose its annual financial results in each of the fiscal years of MGO and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by MGO with the SEC. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b) (i) the MGO Shares, ticker MGOL, are listed on Nasdaq, (ii) other than as set forth in Section 4.6(b) of the MGO Disclosure Schedules, MGO has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of the MGO Shares, (iii) there are no Actions pending or, to the Knowledge of MGO, threatened against MGO by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the MGO Shares on Nasdaq, and (iv)except as described in Section 4.6(b) of the MGO Disclosure Schedules, the MGO Shares are in compliance with all of the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) The financial statements and notes of MGO contained or incorporated by reference in the SEC Reports (the “MGO Financials”),

(i) fairly present in all material respects the consolidated financial position of MGO, as at the respective dates thereof, and its consolidated results of operations, consolidated income, consolidated changes in shareholders’ equity and consolidated cash flows for the respective periods then ended;

(ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the footnote disclosures thereto) and except that the MGO Financials do not include normal year-end adjustments;

(iii) were prepared from, and are in accordance with, in all material respects, the books and records of MGO;

(iv) MGO’s audited financial statements for the years ended December 31, 2022 and 2023, were audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of MGO’s auditor; and

(v) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to MGO in effect as of the respective dates thereof.

(d) Except as and to the extent reflected or reserved against in the balance sheet of MGO dated March 31, 2024, included in the MGO Financials, MGO has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with U.S. GAAP, other than Liabilities that have been incurred since MGO’s formation in the ordinary course of business. MGO does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements of any Person other than those of MGO are required by U.S. GAAP to be included in the MGO Financials.

(e) Neither MGO nor MGO’s independent auditors has identified any (i) “significant deficiency” in the internal controls over financial reporting of MGO, (ii) “material weakness” in the internal controls over financial reporting of MGO, (iii) Fraud that involves management or other employees of MGO who have a role in the internal controls over financial reporting of MGO or (iv) any written claim or allegation regarding any of the foregoing.

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(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of MGO’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, (i) MGO has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of MGO’s financial reporting and the preparation of MGO’s financial statements for external purposes in accordance with U.S. GAAP, and (ii) MGO has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to MGO is made known to MGO’s principal executive officer and principal financial officer by others within MGO, including during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) There are no outstanding loans or other extensions of credit made by MGO to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of MGO. MGO has not taken any action prohibited by Section 402 of SOX.

(h) To the Knowledge of MGO, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of MGO, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on MGO, (a) MGO is and since the date of formation of MGO has been, in compliance with, and not in conflict, default or violation of, any applicable Laws and (b) MGO has not received, since the date of formation of MGO, any written or, to the Knowledge of MGO, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound.

4.8 Actions; Orders; Permits. MGO (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with MGO), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “MGO Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on MGO. Except in each case where the failure or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on MGO, (a) all of the MGO Permits are in full force and effect, and no suspension or cancellation of any of the MGO Permits is pending or, to MGO’s Knowledge, threatened, (b) MGO is not in violation in any material respect of the terms of any MGO Permit and (c) since the date of formation of MGO, MGO has not received any written, or to the Knowledge of MGO, oral notice of any Actions relating to the revocation or modification of any MGO Permit.

4.9 Taxes and Returns.

(a) MGO has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects. MGO has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves in the MGO Financials have been established in accordance with U.S. GAAP.

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(b) MGO has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by MGO have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Third Party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened against MGO, in respect of any Tax, and MGO has not been notified in writing of any material proposed Tax claims or assessments against MGO.

(d) There are no material Liens with respect to any Taxes upon any of MGO’s assets, other than Permitted Liens. MGO has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by MGO for any extension of time within which to file any Tax Return or within which to pay any Taxes. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which MGO does not file a Tax Return that MGO is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.

(e) MGO has not had a permanent establishment, branch or representative office in any country other than the country of its organization.

(f) MGO has not in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g) MGO has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(h) MGO has duly retained all records that it is required to retain for Tax purposes, or that would be needed to substantiate any claim made or position taken in relation to Taxes.

(i) MGO is not treated for any Tax purpose as a resident in a country other than the country of its incorporation.

(j) MGO has not taken, and has not agreed to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of MGO, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. MGO is not aware of any plan or intention to cause Holdings or MGO to be liquidated (for U.S. federal income tax purposes) following the Merger. To the knowledge of MGO, no MGO Shareholder, HMI Shareholder or PIPE Investor has entered into, or has any current plan or intention to enter into, any Contract to dispose of any Holdings Common Shares received in the Transactions (including for the avoidance of doubt, the PIPE Investment).

(k) MGO makes no representation or warranty as to the deductibility of any of its net operating loss carryforwards.

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(l) MGO has not extended, deferred or delayed the withholding or payment of any Taxes under the CARES Act, the CAA or otherwise as a result of the effects of COVID-19 (including pursuant to IRS Notice 2020-65 or IRS Notice 2021-11). To the extent the MGO has availed itself of any Tax credits under Section 2301 of the CARES Act (or any other COVID-19 related government schemes in jurisdictions outside the US), MGO has complied in all material respects with all requirements of applicable Tax Law to claim such Tax credits.

4.10 Employees and Employee Benefit Plans.

(a) MGO is a party to a Customer Service Agreement (“PEO Agreement”) with Justworks Employment Group LLC (“PEO”) under which PEO and MGO are co-employers of the individuals performing services pursuant to the PEO Agreement, who are considered “co-employees” of PEO and MGO pursuant to the PEO Agreement (“PEO Employees”). Pursuant to the PEO Agreement, PEO is responsible for, among other things, administering payroll, payroll taxes and unemployment insurance, employee benefits, workers compensation insurance and employment practices insurance. MGO has complied in all material respects with its responsibilities under the PEO Agreement and in respect of employee benefit plans sponsored, administered or maintained by PEO in which PEO Employees have participated (“PEO Benefit Plans”). Except with respect to amounts which are not past due and were incurred in the ordinary course of business consistent with past practice, MGO has paid in full all amounts owed to PEO with respect to the PEO Employees, and MGO has no other Liabilities to PEO in respect of PEO Employees or PEO Benefit Plan, and to the knowledge of MGO, PEO is not in breach of any of its obligations to the PEO Employees.

(b) Section 4.10(b) of the MGO Disclosure Schedules contains a list of all persons who are PEO Employees or employees of MGO or any MGO Subsidiary who are not PEO Employees (“Non-PEO Employees”), and independent contractors or consultants of MGO or any MGO Subsidiary as of the date hereof. Except as set forth on Section 4.10(b) of the MGO Disclosure Schedules, all PEO Employees and Non-PEO Employees of MGO are employed on an “at-will” basis, and no such employee has any formal or informal entitlement to a severance or other payment upon termination, transfer or otherwise.

(c) Section 4.10(c) of the MGO Disclosure Schedules sets forth each material MGO Benefit Plan. For purposes of this Agreement, “MGO Benefit Plan” means each Benefit Plan, in each case, (i) that is sponsored, administered, maintained, entered into, contributed to (or required to be contributed to) by MGO, any MGO Subsidiary or any of their Affiliates for the benefit of current or former employees, officers, directors, individual independent contractors or consultants (or any spouse, dependent or beneficiary thereof) of MGO or any MGO Subsidiary (including any individual who will be a Continuing Employee) or (ii) with respect to which MGO or any MGO Subsidiary has or could have any obligation or liability (whether actual or contingent). With respect to each material MGO Benefit Plan, MGO has made available to HMI correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent audited financial statement and actuarial report, (iii) all material filings and correspondence with any Governmental Authority in the last three years and (iv) all material related agreements, trust agreements, insurance contracts and other agreements which implement each such MGO Benefit Plan.

(d) Each of the MGO Benefit Plans has been operated and administered in all material respects in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. All contributions or other material amounts payable by MGO or the MGO Subsidiaries pursuant to each MGO Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with U.S. GAAP or applicable international accounting standards. There are no pending, or to MGO’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the MGO Benefit Plans or any trusts related thereto that would result in a material liability.

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(e) None of MGO, the MGO Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains or contributes to (or has any obligation to contribute to), or has in the past sponsored, maintained or contributed to (or had any obligation to contribute to), or has any direct or indirect Liability (including any contingent Liability) with respect to, any plan subject to Section 302 or Title IV of ERISA (including any Multiemployer Plan) or Section 412, 430 or 4971 of the Code that has not been satisfied in full.

(f) No MGO Benefit Plan has any current or future liability for, and no MGO Benefit Plan provides or promises, any health or welfare benefits, including post-retirement health, medical, hospitalization, disability, death, life or other retiree welfare benefits (whether insured or self-insured) with respect to current or former employees, officers, independent contractors, consultants or directors of MGO or MGO Subsidiaries (or their spouse, dependents or beneficiaries) beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(g) (i) Each of the MGO Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to result in the loss of the qualified status of any such plan. Each such favorable determination letter has been provided or made available to HMI. Each trust created under any such MGO Benefit Plan is exempt from taxes under Section 501(a) of the Code and has been so exempt since its creation.

(h) All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all MGO Benefit Plans have, in all material respects, been timely filed or delivered. None of MGO, the MGO Subsidiaries or any of their respective ERISA Affiliates nor any of their directors, officers, employees or agents, nor any fiduciary, trustee or administrator of any MGO Benefit Plan or trust created under any MGO Benefit Plan, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA that could result in any material liability being incurred by MGO or the MGO Subsidiaries.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee, director, independent contractor or consultant of MGO or any MGO Subsidiary, (ii) increase any compensation or benefits otherwise payable under any MGO Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits under any MGO Benefit Plan, (iv) result in any breach or violation of, or default under or limit MGO’s or any MGO Subsidiary’s right to amend, modify, terminate or transfer the assets of, any MGO Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in an excise tax under Section 4999 of the Code.

(j) Each MGO Benefit Plan, if any, which is maintained outside of the United States (i) has, in all material respects, been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such MGO Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment has, in all material respects, met all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

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(k) Each MGO Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with any applicable provisions of Section 409A of the Code or an available exemption therefrom.

(l) MGO is not a party to nor does it have any obligation under any MGO Benefit Plan to gross-up, indemnify or otherwise compensate any Person for excise Taxes, interest or penalties, including any Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 457A or 409A of the Code.

(m) Section 4.10(m) of the MGO Disclosure Schedules sets forth each severance, termination or other similar payment or provision of benefits that an employee or consultant would be entitled to receive pursuant to his or her employment agreement or consultant agreement, other terms of employment or consultancy or applicable law as a result of the Transactions or a termination of employment or consultancy in connection therewith at the Closing that would exceed $100,000 along with an aggregate total for employees or consultants who would not individually exceed that threshold.

4.11 Labor Matters.

(a) Neither MGO nor any MGO Subsidiary is a party to, or bound by, or is currently negotiating in connection with entering into or amending, any collective bargaining agreement or other Contract with a labor or trade union, works council or labor organization. During the past two years, there has been no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of MGO, threatened against or affecting MGO or any MGO Subsidiaries. To the Knowledge of MGO, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of MGO or any MGO Subsidiary.

(b) There are no, and in the past two years there have not been any, material unfair labor practice complaints pending or, to the Knowledge of MGO, threatened against MGO or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority.

(c) MGO and each MGO Subsidiary are and have been since January 1, 2021 in compliance with all applicable Law respecting labor and employment, including without limitation, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, overtime, the payment of wages and withholding of Taxes, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MGO.

(d) To MGO’s Knowledge, in the last two years, (i) no allegations of sexual harassment or misconduct or workplace discrimination or harassment (including based on race, ethnicity or gender) have been made against any current or former employee of MGO, and (ii) neither MGO nor any of the MGO Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct or workplace discrimination or harassment (including, without limitation, based on race, ethnicity or gender) by any such employee. MGO has established and distributed to all of its employees a policy against harassment and a complaint procedure, and it has required all managers and staff to undergo anti-harassment training where required by applicable Laws.

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(e) Each current and former individual who has been classified by MGO as (i) an independent contractor or other non-employee status, or (ii) an exempt or non-exempt employee for purposes of the Fair Labor Standards Act (or any similar state, local or foreign Law) has been properly so classified for all purposes, including for Tax purposes and purposes of any MGO Benefit Plans. MGO has paid or properly accrued in the ordinary course of business all wages and compensation due to any current or former employees, including all overtime pay, paid time off, holidays or holiday pay and bonuses.

(f) Section 4.11(f) of the MGO Disclosure Schedules sets forth, for each employee of MGO or any MGO Subsidiary as of the date hereof, such employee’s name, employer, title, hire date, location, whether full- or part-time, annual base salary or wage rate.

4.12 Litigation. Other than as set forth on Section 4.12 of the MGO Disclosure Schedules, as of the date hereof, there are no Proceedings pending or, to MGO’s Knowledge, threatened against MGO or any MGO Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Authority. Section 4.12 of the MGO Disclosure Schedules sets forth a list of all Proceedings or threatened proceedings, orders, judgments or decrees of or settlement agreements relating to MGO occurring on or prior to the date hereof.

4.13 Intellectual Properties.

(a) Section 4.13 of MGO Disclosure Schedules contains a true and complete list of all registrations or application for registration included in the MGO Owned IP, specifying as to each such item, as applicable (i) the name or title of such item, (ii) the record owner of such item, (iii) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iv) the respective issuance, registration, or application number of such item and (v) the date of application and issuance or registration of such item.

(b) Except as would not be material to MGO or any MGO Subsidiary: (i) MGO or a MGO Subsidiary is the sole and exclusive legal and beneficial owner of all MGO Owned IP and holds all right, title and interest in and to such MGO Owned IP and its rights under any and all MGO Licensed Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens); and (ii) MGO and each MGO Subsidiary is the sole and exclusive owner of all Intellectual Property developed or created for or on behalf of MGO or such MGO Subsidiary by former and current employees, independent contractors and other Persons.

(c) Except as would not be material to MGO or any MGO Subsidiary: (i) MGO and MGO Subsidiaries’ rights in the MGO Owned IP are valid, subsisting and enforceable; (ii) none of the MGO Owned IP has been adjudged invalid or unenforceable in whole or in part; (iii) there exist no restrictions on MGO or any MGO Subsidiary’s disclosure, use, license or transfer of the MGO Owned IP; and (iv) the consummation of the Transactions will not alter, encumber, impair or extinguish any MGO Owned IP or any of MGO or MGO Subsidiaries’ rights under any MGO Licensed Intellectual Property.

(d) Except as would not be material to MGO or any MGO Subsidiary: (i) MGO and each MGO Subsidiary owns all right, title and interest in, or otherwise has a valid, enforceable and sufficient right to use all Intellectual Property used or held for use in, or otherwise necessary to conduct the business of MGO and each MGO Subsidiary as currently conducted by MGO and each MGO Subsidiary; (ii) neither MGO nor any MGO Subsidiary is currently infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party; (iii) to MGO’s Knowledge, no Third Party has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any MGO Intellectual Property; and (iv) there are no actions, suits, claims or proceedings pending or threatened that (A) challenge or question MGO’s or any MGO Subsidiary’s ownership or right to use any MGO Owned IP or (B) assert infringement, misappropriation or violation by MGO or any MGO Subsidiary of any Intellectual Property of a Third Party.

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(e) Except as would not be material to MGO or any MGO Subsidiary: (i) MGO and MGO Subsidiaries have implemented commercially reasonable policies and have taken commercially reasonable steps necessary to maintain, protect and enforce their rights in the MGO Owned IP, including payment of all applicable maintenance fees and steps necessary to protect and preserve the confidentiality of all trade secrets and other confidential information included in the MGO Owned IP; and (ii) to MGO’s Knowledge, no employees, independent contractors or other Persons have disclosed any of the trade secrets or other confidential information included in the MGO Owned IP.

(f) Except as would not be material to MGO or any MGO Subsidiary: (i) the IT Systems are fully functional and operate and perform in accordance with their documentation and functional specifications and otherwise in a manner that permits MGO and each MGO Subsidiary to conduct its business as currently conducted; (ii) MGO and each MGO Subsidiary have taken all reasonable steps to protect the confidentiality, integrity and security of the IT Systems used in connection with the conduct of the business of MGO and any MGO Subsidiary from Contaminants and from any unauthorized use, access, interruption, modification or corruption, including commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures; and (iii) to MGO’s Knowledge, there has been no unauthorized access, use, intrusion, interruption, modification, breach or failure of MGO or any MGO Subsidiary’s IT Systems, and the data and information which they store or process has not been corrupted or accessed without MGO’s or any MGO Subsidiary’s authorization. As used herein, “Contaminants” means any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such software or data or other software of users.

(g) Except as would not be material to MGO or any MGO Subsidiary: (i) MGO and each MGO Subsidiary complies with, and has at all times complied with, (A) applicable Law, as well as its own rules, policies, and procedures, relating to privacy, security, data protection and the collection, retention, processing, storage, transfer, protection and use of Personal Data collected, used or held for use by MGO or any MGO Subsidiary and (B) all Contracts under which MGO or any MGO Subsidiary is a party to or bound by relating to privacy, security, data protection and the collection, retention, processing, storage, transfer, protection and use of Personal Data collected, used or held for use by MGO or any MGO Subsidiary (collectively, “Privacy Obligations”); (ii) no Personal Data has been collected, used, stored or otherwise processed, transferred or disclosed by MGO or any MGO Subsidiary in violation of any Privacy Obligations; (iii) no action is pending or, to MGO’s Knowledge, threatened against MGO or any MGO Subsidiary alleging a violation of any Privacy Obligation; and (iv) the consummation of the Transactions will not breach or otherwise cause any violation by MGO or any MGO Subsidiary of any Privacy Obligation of MGO or such MGO Subsidiary.

4.14 Real Property; Assets. Neither MGO nor any MGO Subsidiary owns any real property. Section 4.14 of MGO Disclosure Schedules sets forth a list, as of the date hereof, of Contracts pursuant to which MGO or any MGO Subsidiary leases, subleases or occupies any real property that is material to MGO or its Subsidiaries, in each case, other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material (such Contracts, “MGO Leases”). Neither MGO nor any MGO Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a MGO Lease or any portion thereof. Each MGO Lease is valid, binding and in full force and effect, subject to the Enforceability Exceptions, and no uncured default of a material nature on the part of MGO or, if applicable, any MGO Subsidiary or, to MGO’s Knowledge, the landlord thereunder exists with respect to any MGO Lease. MGO or a MGO Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable MGO Lease, each real property subject to MGO Leases necessary for the conduct of the business of MGO and MGO Subsidiaries as currently conducted, free and clear of all Liens, other than Permitted Liens. MGO or a MGO Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of MGO and MGO Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

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4.15 Data Protection and Cybersecurity.

(a) For the purposes of this Section 4.15, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them in the GDPR.

(b) MGO (i) has implemented and maintains appropriate technical and organizational measures designed to protect Personal Data relating to the business of MGO against personal data breaches and cybersecurity incidents and (ii) complies in all material respects with all contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data.

(c) Except as would not, individually or in the aggregate, be material to MGO, taken as a whole, since January 1, 2021, none of MGO or any MGO Subsidiary has (i) suffered, or has discovered, any security breach of or, to the Knowledge of MGO, intrusion into any of MGO’s computer networks, the IT Systems or any other computer networks or systems containing Personal Data or MGO’s data, (ii) been subject to any actual, pending or, to the Knowledge of MGO, threatened in writing investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending or, to the Knowledge of MGO, threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws.

4.16 Material Contracts.

(a) Other than this Agreement, the Ancillary Documents or as set forth in Section 4.16 of the MGO Disclosure Schedules, there are no Contracts to which MGO is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $25,000, (ii) may not be cancelled by MGO on less than 60 days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of MGO or any of its current or future Affiliates, any acquisition of material property by MGO or any of its current or future Affiliates, or restricts in any material respect the ability of MGO or any of its current or future Affiliates from engaging in any business or from competing with any other Person or (iv) is a “material contract” (as such term is defined in Regulation S-K of the Securities Act) (each, a “MGO Material Contract”). MGO has made all MGO Material Contracts available to HMI, other than those that are exhibits to MGO’s annual report for the fiscal year ended December 31, 2023 on Form 10-K that was filed with the SEC on April 1, 2024 as amended by the Form 10-K/A filed on June 3, 2024 or MGO’s Quarterly Report on Form 10-Q that was filed on May 20, 2024 (collectively, the “2024 SEC Reports”).

(b) With respect to each MGO Material Contract: (i) the MGO Material Contract was entered into at arms’-length and in the ordinary course of business, (ii) the MGO Material Contract is valid, binding and enforceable in all material respects against MGO and, to the Knowledge of MGO, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) MGO is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by MGO, or permit termination or acceleration by the other party, under such MGO Material Contract, and (iv) to the Knowledge of MGO, no other party to any MGO Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by MGO under any MGO Material Contract.

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4.17 Transactions with Affiliates. Section 4.17 of the MGO Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between MGO, on the one hand, and any present or former director, officer, employee, manager, direct equityholder or Affiliate of MGO, or any immediate family member of any of the foregoing.

4.18 Investment Company Act; JOBS Act. MGO is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. MGO constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.19 Finders and Brokers. Except as set forth in Section 4.19 of the MGO Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from MGO, the MGO Principals or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of MGO, the MGO Principals or any of their respective Affiliates.

4.20 Certain Business Practices.

(a) For the past five years, MGO has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), and all other applicable anti-corruption and anti-bribery Laws, in all material respects. MGO is not subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of MGO, suspected, violation of any applicable anti-corruption Law.

(b) For the past five years, the operations of MGO have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, and no Action involving MGO with respect to any of the foregoing is pending or, to the Knowledge of MGO, threatened.

(c) None of MGO or any of its directors or officers, or, to the Knowledge of MGO, any other Representative acting on behalf of MGO is currently the target of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom (“Sanctions”), including (i) identified on the OFAC Specially Designated Nationals and Blocked Persons List, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, Syria, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (each a “Sanctioned Country”), or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a Person identified in (i) or (ii); and MGO has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently the target of, or otherwise in violation of, applicable Sanctions in the last five fiscal years. Neither MGO nor any of its directors or officers, nor, to the Knowledge of MGO, any other Representative acting on behalf of MGO has, in the last five fiscal years, engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions. No Action involving MGO with respect to any of the foregoing is pending or, to the Knowledge of MGO, threatened.

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4.21 Insurance. Section 4.21 of the MGO Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by MGO relating to MGO or its business, properties, assets, directors, officers and employees, copies of which have been provided to HMI. All premiums due and payable under all such insurance policies have been timely paid and MGO is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of MGO, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by MGO. MGO has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to MGO.

4.22 Information Supplied. None of the information supplied or to be supplied by MGO or its Subsidiaries, Affiliates and Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F or Form 10-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to MGO Shareholders and prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.23 No Undisclosed Liabilities. Neither MGO nor any MGO Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in MGO’s consolidated balance sheet (or the notes thereto) included in MGO’s SEC Reports filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since June 18, 2024 (other than any liability for any material breaches of Contracts), or (c) as expressly required or expressly contemplated by this Agreement or resulting from the Transactions. Section 4.23 of the MGO Disclosure Schedules sets forth a list of all liabilities referenced in (a) and (b) hereof.

4.24 MGO Acknowledgment. Except for the representations and warranties contained in Article V, Article VI and Article VII and the certificate delivered pursuant to Section 10.3(c), MGO acknowledges that none of HMI, Holdings, the HMI Shareholders, any of their respective Affiliates or Representatives or any other Person makes, and MGO acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to HMI or any of its Subsidiaries, Holdings or any of its Subsidiaries or the HMI Shareholders or with respect to any other information provided or made available to MGO or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to MGO or to MGO’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V, Articles VI and Article VII. Without limiting the generality of the foregoing, MGO acknowledges that, except as may be expressly provided in Article V, Article VI and Article VII and the certificate delivered pursuant to Section 10.3(c), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to MGO, any of its Representatives or any other Person.

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Article V

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings represents and warrants to MGO, as of the date hereof and as of the Closing, as follows.

5.1 Organization and Standing. Subject to filing the A&R Holdings Charter, Holdings is a company duly incorporated, validly existing and in good standing under the Laws of the Marshall Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings. Holdings is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Holdings. Holdings has made available to MGO and HMI accurate and complete copies of its Organizational Documents, as currently in effect. Holdings is not in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Holdings has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by the board of directors and shareholder of Holdings and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the A&R Holdings Charter), on the part of Holdings are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder or thereunder or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Holdings is a party has been or shall be when delivered, duly and validly executed and delivered by Holdings and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Holdings is required to be obtained or made in connection with the execution, delivery or performance by Holdings of this Agreement and each Ancillary Document to which it is a party or the consummation by Holdings of the Transactions, other than

(a) such filings as are expressly contemplated by this Agreement,

(b) any filings required with Nasdaq or the SEC with respect to the Transactions,

(c) any the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder,

(d) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder and

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(e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings.

5.4 Non-Contravention. The execution and delivery by Holdings of this Agreement and each Ancillary Document to which it is a party, the consummation by Holdings of the Transactions, and compliance by Holdings with any of the provisions hereof and thereof, will not

(a) subject to the filing of the A&R Holdings Charter conflict with or violate any provision of Holdings’ Organizational Documents,

(b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to Holdings or any of its properties or assets, or

(c) (i) violate, conflict with or result in a breach of,

(ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under,

(iii) result in the termination, withdrawal, suspension, cancellation or modification of,

(iv) accelerate the performance required by Holdings under,

(v) result in a right of termination or acceleration under,

(vi) give rise to any obligation to make payments or provide compensation under,

(vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Holdings under,

(viii) give rise to any obligation to obtain any Third Party Consent or provide any notice to any Person, or

(ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Holdings except for any deviations from any of the foregoing clauses (b) or (c), individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on Holdings.

5.5 Capitalization. As of the date hereof and as of immediately prior to the Closing, Holdings is authorized to issue a further maximum of 100 Holdings Common Shares and no preference shares. As of the date hereof, Holdings has 100 Holdings Common Shares issued and outstanding, which are owned by HMI. Prior to giving effect to the Transactions, Holdings does not have any Subsidiaries or own any equity interests in any other Person other than Merger Sub.

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5.6 Holdings Activities. Since its formation, Holdings (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions and other de minimis assets or Liabilities, and (d) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from MGO, Holdings, the HMI Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Holdings.

5.8 Investment Company Act. Holdings is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.9 Taxes. To the knowledge of Holdings, there is no plan or intention to cause HMI or MGO to be liquidated (for federal income Tax purposes) following the Transactions.

5.10 Information Supplied. None of the information supplied or to be supplied by Holdings expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to MGO Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Holdings does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of MGO, the HMI Companies, the HMI Shareholders or any of their respective Affiliates.

Article VI

REPRESENTATIONS AND WARRANTIES OF HMI

Except as set forth in the disclosure schedules delivered by HMI to MGO on the date hereof (the “HMI Disclosure Schedules”), HMI hereby represents and warrants to MGO and as of the Closing, as follows.

6.1 Organization and Standing.

(a) HMI is a company duly incorporated, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on HMI.

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(b) Each HMI Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each HMI Company is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on HMI.

(c) HMI has provided to MGO accurate and complete copies of the Organizational Documents of each HMI Company, each as amended to date and as currently in effect. No HMI Company is in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. HMI and each HMI Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform HMI’s or such HMI Company’s obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which HMI or a HMI Company is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the board of directors and shareholders of HMI or such HMI Company (as applicable) in accordance with HMI’s or such HMI Company’s Organizational Documents and any applicable Law and (b) no other corporate proceedings on the part of HMI or such HMI Company is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which HMI or any HMI Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by HMI or such HMI Company, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of HMI, in each case, enforceable against HMI and such HMI Companies in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The issued share capital of HMI consists of 95,808 HMI Shares and there are no other issued or outstanding equity interests of HMI. The HMI Shareholders are the legal and beneficial owners of all of the issued HMI Shares, with each HMI Shareholder owning the HMI Shares set forth opposite the name of that HMI Shareholder in the corresponding column of Schedule 1 to this Agreement.

(b) All of the issued HMI Shares have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Business Corporations Act of the Republic of the Marshall Islands, any other applicable Law, HMI’s Organizational Documents or any Contract to which HMI is a party or by which HMI or its securities are bound.

(c) No HMI Company currently has any stock option or other equity incentive plans. There are no HMI Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in HMI’s Organizational Documents which have been disapplied and waived by the HMI Shareholders pursuant to Section 2.7 hereof, nor are there any Contracts, commitments, arrangements or restrictions to which HMI or any of the HMI Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of HMI, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to HMI. There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of HMI Shares. Except as set forth in HMI’s Organizational Documents, there are no outstanding contractual obligations of HMI to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has HMI granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of HMI have been granted, offered, sold and issued in material compliance with all applicable Laws. As a result of the consummation of the Transactions, no equity interests of HMI are issuable and no rights in connection with any interests, warrants, rights, options or other securities of HMI accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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6.4 HMI Subsidiaries. Section 6.4 of the HMI Disclosure Schedules sets forth the name of each HMI Subsidiary, and with respect to each HMI Subsidiary (a) its jurisdiction of organization and (b) the percentage of ownership by HMI with respect to each HMI Subsidiary. The foregoing represents all of the issued and outstanding equity interests of the HMI Companies as of the date of this Agreement. All of the outstanding equity securities of each HMI Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the HMI Companies free and clear of all Liens (other than those, if any, imposed by such HMI Subsidiary’s Organizational Documents or applicable Laws). There are no Contracts to which HMI or any of HMI Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any HMI Subsidiary other than the Organizational Documents of any such HMI Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any HMI Subsidiary is a party or which are binding upon any HMI Subsidiary providing for the issuance or redemption of any equity interests of any HMI Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any HMI Subsidiary. No HMI Subsidiary has any limitation, whether by Contract, Order, or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another HMI Company. Other than HMI Subsidiaries, no HMI Company has any Subsidiaries. Except for the equity interests of HMI Subsidiaries listed on Section 6.4 of the HMI Disclosure Schedules: (i) no HMI Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) no HMI Company is a participant in any joint venture, partnership or similar arrangement and (iii) there are no outstanding contractual obligations of a HMI Company to provide funds to or make any loan or capital contribution to any other Person.

6.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any HMI Company is required to be obtained or made in connection with the execution, delivery or performance by HMI or any HMI Company of this Agreement or any Ancillary Documents to which HMI or any HMI Company is or required to be a party or otherwise bound, or the consummation by HMI or the HMI Companies of the Transactions other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) applicable requirements or any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on HMI.

6.6 Non-Contravention. The execution and delivery by HMI (or any other HMI Company, as applicable) of this Agreement and each Ancillary Document to which any HMI Company is or is required to be a party, and the consummation by any HMI Company of the Transactions and compliance by any HMI Company with any of the provisions hereof and thereof, will not:

(a) conflict with or violate any provision of any HMI Company’s Organizational Documents,

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(b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to any HMI Company or any of its properties or assets, or

(c) (i) violate, conflict with or result in a breach of,

(i) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under,

(ii) result in the termination, withdrawal, suspension, cancellation or modification of,

(iii) accelerate the performance required by any HMI Company under,

(iv) result in a right of termination or acceleration under,

(v) give rise to any obligation to make or increase payments or provide compensation under,

(vi) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any HMI Company under,

(vii) give rise to any obligation to obtain any Third Party Consent or provide any notice to any Person or

(viii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any HMI Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on HMI.

6.7 Financial Statements.

(a) HMI has made available (or, pursuant to Section 8.6, shall make available) to MGO true, correct and complete copies of (i) the audited consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of the HMI Companies as of and for the years ended December 31, 2021 2022 and 2023 (the “HMI Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of the HMI Companies as of and for the three months ended March 31, 2024 (the “HMI Unaudited Financial Statements” and together with HMI Audited Financial Statements, the “HMI Financial Statements”).

(b) The HMI Financial Statements

(i) fairly present in all material respects the consolidated financial position of the HMI Companies, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended,

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(ii) were prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the footnote disclosures thereto, and except that HMI Unaudited Financial Statements do not include footnotes or normal year-end adjustments, none of which would be material),

(iii) were prepared from, and are in accordance with, in all material respects, the books and records of the HMI Companies,

(iv) with respect to the HMI Audited Financial Statements for the years ended December 31, 2022 and 2023, were audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of HMI’s auditor, and

(v) when delivered after the date hereof by HMI for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.18, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

(c) HMI has not identified, and has not received from any independent auditor of HMI any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by HMI, (ii) any Fraud, whether or not material, that involves HMI’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by HMI or (iii) any written claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by the HMI Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the HMI Companies.

(e) Except as set forth in Section 6.7(e) of HMI Disclosure Schedules, as of the date hereof, the HMI Companies do not have any Indebtedness of the type referred to in clauses (a)-(e) of the definition thereof.

(f) Except for those that will be reflected or reserved on or provided for in the balance sheets of HMI contained in HMI Financial Statements, no HMI Company has any Liabilities of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP, except for (i) those that were incurred after September 30, 2023 in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any HMI Company is a party, or (iii) Liabilities incurred for transaction expenses in connection with this Agreement, any Ancillary Document or the Transactions.

6.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, Ancillary Documents and the Transactions, each HMI Company, since December 31, 2023, (a) has conducted its business only in the ordinary course of business and (b) has not been subject to a Material Adverse Effect.

6.9 Compliance with Laws. (a) each HMI Company is and, since January 1, 2021 has been, in compliance in all material respects with, and not in conflict, default or violation in each case in any material respect of, any applicable Laws and (b) no HMI Company has received, since January 1, 2021, any written or, to the Knowledge of HMI, oral notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it is or was bound.

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6.10 Company Permits. Each HMI Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any HMI Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “HMI Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the HMI Companies, taken as a whole or otherwise limit the ability of any HMI Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Except in each case where the failure or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on HMI, (a) each material HMI Permit is in full force and effect, and no suspension or cancellation of any of HMI Permits is pending or, to HMI’s Knowledge, threatened, (b) no HMI Company is in violation in any material respect of the terms of any material HMI Permit and (c) since January 1, 2021, no HMI Company has received any written, or to the Knowledge of HMI, oral notice of any Actions relating to the revocation or material modification of any HMI Permit and, to the Knowledge of HMI, no circumstances exist or have existed which would be reasonably likely to result in such revocation or modification.

6.11 Litigation. Except as set forth in Section 6.11 of HMI Disclosure Schedules, there is no (a) material Action of any nature currently pending or, to HMI’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of HMI, threatened in the past three years) or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three years in either case of (a) or (b) by or against any HMI Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. As of the date of this Agreement, none of the current or former officers, senior management or directors of any HMI Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving Fraud as it relates to the business of any HMI Company, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to the HMI Companies, taken as a whole, or otherwise limit the ability of HMI to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

6.12 Material Contracts.

(a) Section 6.12(a) of HMI Disclosure Schedules sets forth a true, correct and complete list of, and HMI has made available to MGO (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any HMI Company is a party or by which any HMI Company, or any of its properties or assets, are bound (each Contract required to be set forth on Section 6.12(a) of HMI Disclosure Schedules, an “HMI Material Contract”) that:

(i) contains covenants that limit the ability of any HMI Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or most-favored pricing clauses (in each case other than pursuant to confidentiality arrangements entered into in the ordinary course of business) or (B) to purchase or acquire an interest in any other Person;

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(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) evidences Indebtedness of the type referred to in clauses (a) through (e) of the definition thereof of any HMI Company having an outstanding principal amount in excess of $300,000;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the HMI Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares or other equity interests of any HMI Company or another Person in each case with an aggregate value in excess of $300,000;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any HMI Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the HMI Companies under such Contract or set of related Contracts of at least $150,000 per year or $250,000 over the life of such Contracts;

(viii) pursuant to which any HMI Company has been granted from a Third Party any license, right, immunity or authorization to use or otherwise exploit any Intellectual Property, excluding (A) Incidental Licenses, and (B) licenses for “shrink wrap”, “click wrap”, and “off the shelf” software, and (C) licenses for uncustomized software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of less than $100,000;

(ix) pursuant to which any HMI Company has (A) acquired from any Third Party any ownership right to any material Intellectual Property, excluding Contributor Agreements, or (B) transferred to any Third Party any ownership right to any material Intellectual Property;

(x) pursuant to which any HMI Company has granted to any Third Party any license, right, immunity or authorization to use or otherwise exploit any HMI Owned IP, excluding Incidental Licenses;

(xi) obligates the HMI Companies to provide continuing indemnification or a guarantee of obligations of a Third Party after the date hereof in excess of $100,000;

(xii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business) with any employee or other individual independent contractor of HMI or any HMI Company who receives annual base cash salary of $500,000 or more;

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(xiii) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xiv) other than under its Organizational Documents, is between any (A) HMI Company and (B) any HMI Shareholder or any directors, officers or employees of a HMI Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;

(xv) obligates the HMI Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xvi) relates to a settlement of any Action requiring payments in excess of $500,000 or under which any HMI Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xvii) provides another Person (other than another HMI Company or any manager, director or officer of any HMI Company) with a power of attorney;

(xviii) is with a Material Merchant, Material Supplier or Material Vessel Owner with a value in excess of $100,000; or

(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by HMI as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if HMI was the registrant.

(b) Except where the failure, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on HMI, with respect to each HMI Material Contract:

(i) such HMI Material Contract is valid and binding and enforceable against the HMI Company party thereto and, to the Knowledge of HMI, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions),

(ii) the consummation of the Transactions will not affect the validity or enforceability of any HMI Material Contract,

(iii) no HMI Company is in breach or default, and to HMI’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any HMI Company, or permit termination or acceleration by the other party thereto, under such HMI Material Contract,

(iv) to the Knowledge of HMI, no other party to such HMI Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any HMI Company, under such HMI Material Contract,

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(v) no HMI Company has received or served written or, to the Knowledge of HMI, oral notice of an intention by any party to any such HMI Material Contract to terminate such HMI Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the HMI Companies and

(vi) no HMI Company has waived any rights under any such HMI Material Contract.

6.13 Intellectual Property.

(a) Section 6.13(a) of HMI Disclosure Schedules sets forth a list of all registered, issued, and applied-for Intellectual Property owned by a HMI Company (“HMI Registered IP”), specifying as to each item, as applicable: (i) its title, (ii) its owner, (iii) the jurisdictions in which the item is issued, registered or applied-for, (iv) the issuance, registration or application numbers and dates of registration, issuance or application, and (v) for Internet domain-name registrations, the domain name, expiry date and registrar. All HMI Registered IP is subsisting and, to the Knowledge of HMI, all registered or issued HMI Registered IP is valid and enforceable. No Action is pending or, to the Knowledge of HMI, threatened, against a HMI Company that challenges the validity, enforceability or ownership of any HMI Registered IP.

(b) The HMI Companies (i) exclusively own all material HMI Owned IP, free and clear of all Liens (other than Permitted Liens) and (ii) to the Knowledge of HMI have the right to use all Intellectual Property used in the conduct of the business of the HMI Companies as currently conducted. The execution and delivery by HMI (or any other HMI Company, as applicable) of this Agreement and each Ancillary Document to which any HMI Company is or is required to be a party, the consummation by any HMI Company of the Transactions, and the compliance by any HMI Company with any of the provisions hereof and thereof, will not result in the loss, termination or impairment of any rights of the HMI Companies in any material Intellectual Property.

(c) To the Knowledge of HMI, (i) no HMI Company is currently Infringing, or has, in the past three years, Infringed any Intellectual Property of any other Person in any material respect, and (ii) no Third Party is Infringing any material HMI Owned IP. Since January 1, 2021, no HMI Company has received any written or, to the Knowledge of HMI, oral, notice or claim, asserting that any HMI Company has Infringed the Intellectual Property of any other Person in any material respect.

(d) All Contributors who have contributed to the development of material Intellectual Property for any HMI Company have executed a Contributor Agreement. No Contributor has claimed any ownership interest in any material Intellectual Property purported to be owned by a HMI Company. Each HMI Company has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in HMI Owned IP. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material HMI Owned IP.

(e) The IT Systems (i) operate in all material respects in accordance with their documentation and functional specifications and have not malfunctioned or failed in the last two years in a manner that has had a material impact on the operations of any HMI Company, and (ii) are sufficient in all material respects to permit the HMI Companies to conduct their business as currently conducted. HMI has taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption. Since January 1, 2021, there has been no unauthorized access to the IT Systems that has resulted in any unauthorized use, access, modification, misappropriation, deletion, corruption, or encryption of any material information or data stored therein. HMI has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, in each case consistent with customary practices for the industry in which the HMI Companies operate.

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6.14 Taxes and Returns.

(a) Each HMI Company has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects. Each HMI Company has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in HMI Financial Statements in accordance with U.S. GAAP.

(b) Each HMI Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by a HMI Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Third Party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened against any HMI Company, in respect of any Tax, and no HMI Company has been notified in writing of any material proposed Tax claims or assessments against any HMI Company.

(d) There are no material Liens with respect to any Taxes upon any HMI Company’s assets, other than Permitted Liens. No HMI Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any HMI Company for any extension of time within which to file any Tax Return or within which to pay any Taxes. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which a HMI Company does not file a Tax Return that such HMI Company is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.

(e) No HMI Company has, or has ever had, a permanent establishment, branch or representative office in any country other than the country of its organization, and no HMI Company is treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(f) No HMI Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was HMI). No HMI Company has any Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise. No HMI Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including any closing agreement or other agreement relating to Taxes with any Governmental Authority).

(g) No HMI Company has requested, or is the subject of or bound by, any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is any such request outstanding.

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(h) No HMI Company has made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i) Each HMI Company is duly registered for Value Added Tax in all jurisdictions in which it is required to be registered and has complied in all material respects with all requirements concerning Value Added Tax.

(j) No HMI Company (i) is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) is treated as a U.S. corporation under Section 7874(b) of the Code.

(k) No HMI Company has in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) Except as disclosed on Section 6.14(l) of HMI Disclosure Schedule, no HMI Company is currently a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(m) No HMI Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(n) No HMI Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law) or open transaction disposition made on or prior to the Closing Date, (ii) the use of an improper method of accounting or change in any method of accounting for any taxable period (or portion thereof) ending on prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed prior to the Closing or (iv) any prepaid amount or deferred revenue received or accrued on or prior to the Closing. No HMI Company has made an election under Section 965(h) of the Code.

(o) Each HMI Company has duly retained all records that it is required to retain for Tax purposes, or that would be needed to substantiate any claim made or position taken in relation to Taxes.

(p) No HMI Company has taken, or agreed to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of each HMI Company, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. No HMI Company is aware of any plan or intention to cause Holdings or MGO to be liquidated (for U.S. federal income tax purposes) following the Merger. To the knowledge of the HMI Companies, no MGO Shareholder, HMI Shareholder or PIPE Investor has entered into, or has any current plan or intention to enter into, any Contract to dispose of any Holdings Common Shares received in the Transactions (including for the avoidance of doubt, the PIPE Investment).

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6.15 Real Property. Section 6.15 of HMI Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a HMI Company for the operation of the business of a HMI Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “HMI Real Property Leases”). HMI has provided to MGO a true and complete copy of each of HMI Real Property Leases. HMI Real Property Leases are valid, binding and enforceable against the HMI Company party thereto and, to the Knowledge of HMI, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of HMI, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a HMI Company or any other party under any of HMI Real Property Leases, and no HMI Company has received notice of any such condition. No HMI Company owns any real property or any interest in real property (other than the leasehold interests in HMI Real Property Leases).

6.16 Personal Property. All items of Personal Property with a book value or fair market value of greater than $250,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the HMI Companies. Each HMI Company has good and marketable title to, or a valid leasehold interest in or right to use or manage, all of its assets, and with respect to assets owned by HMI Companies, free and clear of all Liens other than Permitted Liens.

6.17 Employee Matters.

(a) (i) No HMI Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any HMI Company (a “HMI Collective Bargaining Agreement”) and (ii) no employees of any HMI Company are represented by any labor union, labor organization or works council with respect to their employment with any HMI Company.

(b) HMI has no Knowledge of (i) any activities or proceedings of any labor union or other party to organize or represent any employees of any HMI Company and (ii) any pending or threatened demand by any labor union, labor organization, works council, or group of employees of any HMI Company for recognition or certification as a representative of employees of any HMI Company in such capacities. Since January 1, 2021, there has not occurred or, to the Knowledge of HMI, been threatened any material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any HMI Company in connection with the business of any HMI Company.

(c) No HMI Company has any legal or contractual obligation to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of any HMI Company, in connection with the consummation of the Transactions.

(d) Except as would not reasonably be expected to be material to any HMI Company, each HMI Company (i) is and, since January 1, 2021, has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to classification, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of HMI, oral notice that there is any pending Action involving unfair labor practices against a HMI Company and (ii) is not delinquent in payments to, or on behalf of, any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business. There are no material Actions pending or, to the Knowledge of HMI, threatened against a HMI Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(e) No HMI Company is party to a settlement agreement with a current or former officer of any HMI Company that involves allegations relating to sexual harassment. To the Knowledge of HMI, since January 1, 2021, no allegations of sexual harassment or other discrimination have been made against any officer of a HMI Company.

(f) To the Knowledge of HMI, no employee of any HMI Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any HMI Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any HMI Company or (B) to the knowledge or use of trade secrets or proprietary information.

(g) No HMI Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(h) Since January 1, 2021, the HMI Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent.

(i) Section 6.17(i) of HMI Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by any HMI Company as of the date hereof, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration.

(j) Section 6.17(j) of HMI Disclosure Schedules sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of HMI, threatened between HMI or any HMI Company and Persons employed by or providing services as independent contractors to HMI or a HMI Company.

(k) As of the date hereof, no current executive officer of HMI or a HMI Company has, to the Knowledge of HMI, provided HMI or any HMI Company written notice of his or her plan to terminate his or her employment with HMI or any HMI Company.

6.18 Benefit Plans.

(a) Set forth on Section 6.18(a) of HMI Disclosure Schedules is a true and complete list, as of the date hereof, of each material Benefit Plan of the HMI Companies (each, a “HMI Benefit Plan”). No HMI Company maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent Liability on account of an ERISA Affiliate under or with respect to: (1) any “multiemployer plan” as defined under Section 3(37) of ERISA, (2) any plan or arrangement subject to Code Sections 412 or 4971, ERISA Section 302 or Title IV of ERISA or similar non-U.S. Laws or (3) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of ERISA Section 4063.

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(b) With respect to each material HMI Benefit Plan, HMI has made available to MGO accurate and complete copies of the current plan documents and all material communications in the past three years with any Governmental Authority concerning any matter that is still pending or for which a HMI Company has any outstanding material Liability.

(c) With respect to each material HMI Benefit Plan: (i) such material HMI Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities, (ii) no breach of fiduciary duty that would result in material Liability to any HMI Company has occurred, (iii) no Action that would result in a material Liability to the HMI Companies is pending, or to HMI’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to such material HMI Benefit Plan have been timely made or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable HMI Company. All non-U.S. HMI Benefit Plans that are required by the applicable Law to be funded or book-reserved are funded or book-reserved, as appropriate, in all material respects in accordance with such applicable Law. No HMI Company has incurred any material obligation in connection with the termination of, or withdrawal from, any HMI Benefit Plan.

(d) Each HMI Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service or is the subject of a current favorable determination or opinion or advisory letter issued by the Internal Revenue Service with respect to such HMI Benefit Plan, and, to the Knowledge of HMI, nothing has occurred since the date of such determination, opinion or advisory letter that would be reasonably likely to adversely affect the qualified status of any such HMI Benefit Plan. Each material HMI Benefit Plan intended to qualify for special tax status in a jurisdiction outside of the United States are registered as such to the extent required by applicable Law and have been documented and operated in all material respects in compliance with all requirements of such special tax status.

(e) The consummation of the Transactions will not: (i) entitle any individual to material severance pay, unemployment compensation or other material benefits or compensation whether under a HMI Benefit Plan or under applicable Law or otherwise; (ii) accelerate the time of payment, vesting or funding, or increase the amount of any material compensation; or benefits, or in respect of, any director, employee or independent contractor of a HMI Company or (iii) cause an amount to be received by any director, employee or independent contractor of a HMI Company under any HMI Benefit Plan or otherwise to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999. No HMI Benefit Plan provides for the gross-up or reimbursement of Taxes under Code Sections 409A or 4999.

6.19 Environmental Matters. (a) The HMI Companies are and have been in compliance in all material respects with all Environmental Laws, (b) the HMI Companies possess and are and have been in compliance in all material respects with all authorizations of a Governmental Authorities required under Environmental Law for the conduct of their respective operations, (c) there are no Actions pending, or to the Knowledge of HMI, threatened against the HMI Companies or any of its Vessels alleging a material violation of or material liability under any Environmental Law and that are reasonably likely to result in a material amount of damages awarded against the HMI Companies or the imposition of material ongoing obligations on the HMI Companies, and (d) to the Knowledge of HMI, there are no currently known conditions that would reasonably be expected to result in any such material liability pursuant to any Environmental Law.

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6.20 Transactions with Related Persons. Except as provided in Section 6.20 of HMI Disclosure Schedules, no HMI Shareholder nor any officer or director of a HMI Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or since January 1, 2021, has been, a party to any transaction with a HMI Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the HMI Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the HMI Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document, the Shareholders’ Agreement or any Contract pursuant to which a HMI Shareholder subscribed for or purchased equity interests in HMI. Except as contemplated by or provided for in any Ancillary Document, the Shareholders’ Agreement or any Contract pursuant to which a HMI Shareholder subscribed for or purchased equity interests in HMI, no HMI Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any HMI Company. Except as contemplated by or provided for in any Ancillary Document, the assets of the HMI Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the HMI Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.21 Insurance.

(a) Section 6.21(a) of HMI Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a HMI Company relating to a HMI Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to MGO. Except as would not, individually or in the aggregate, be material to the HMI Companies, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the HMI Companies are otherwise in material compliance with the terms of such insurance policies. To HMI’s Knowledge and except as would not, individually or in the aggregate, be material to the HMI Companies, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No HMI Company has any self-insurance or co-insurance programs. Since January 1, 2022, to HMI’s Knowledge, no HMI Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue a material insurance policy or non-renewal of any such policy.

(b) Since January 1, 2022, no HMI Company has made any insurance claim in excess of $500,000 and each HMI Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the HMI Companies, taken as a whole. To the Knowledge of HMI, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2021, no HMI Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

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6.22 Merchants and Suppliers.

(a) Section 6.22(a) of HMI Disclosure Schedules sets forth a list of Contracts with the top ten merchants (including charterers) of HMI and the HMI Companies based on revenue received by HMI or any HMI Company from such merchant and its customers during the calendar year 2023 (each such merchant, a “Material Merchant” and each such contract, excluding Contracts with each such customer’s franchisees, a “Material Merchant Agreement”). As of the date hereof, neither HMI nor any HMI Company has received any written notice from any Material Merchant that such Material Merchant shall not continue as a customer of HMI or that such Material Merchant intends to terminate or adversely modify in any material respect any existing Material Merchant Agreement with HMI or the HMI Companies.

(b) Section 6.22(b) of HMI Disclosure Schedules sets forth a list of the top ten suppliers of HMI and the HMI Companies based on expenditures made by HMI and the HMI Companies during the calendar year 2023 (each such supplier, a “Material Supplier” and each Contract pursuant to which HMI or a HMI Company paid those amounts to the applicable Material Supplier, excluding any purchase orders, insertion orders or similar purchasing documents, a “Material Supplier Agreement”). As of the date hereof, neither HMI nor any HMI Company has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to HMI or that such supplier intends to terminate or adversely modify in any material respect any existing Material Supplier Agreements with HMI or the HMI Companies.

(c) Section 6.22(c) of HMI Disclosure Schedules sets forth a list of the top ten owners of any vessel that is committed to a tanker vessel pool managed by HMI or any HMI Company (each such owner, a “Material Vessel Owner” and each Contract pursuant to which HMI or a HMI Company manages the tanker vessel pool to which such vessel is entered, a “Material Pool Agreement”). As of the date hereof, neither HMI nor any HMI Company has received any written notice from any Material Vessel Owner that such Material Vessel Owner shall not continue as a member of the relevant tanker vessel pool to HMI or that such Material Vessel Owner intends to terminate or adversely modify in any material respect any existing Material Pool Agreement with HMI or the HMI Companies.

6.23 Data Protection and Cybersecurity.

(a) For the purposes of this Section 6.23, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them in the GDPR.

(b) Each HMI Company (i) has implemented and maintains appropriate technical and organizational measures designed to protect Personal Data relating to the business of the HMI Company against personal data breaches and cybersecurity incidents and (ii) complies in all material respects with all contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data.

(c) Except as would not, individually or in the aggregate, be material to the HMI Companies, taken as a whole, since January 1, 2021, no HMI Company has (i) suffered, or has discovered, any security breach of or, to the Knowledge of HMI, intrusion into any HMI Company’s computer networks, the IT Systems or any other computer networks or systems containing Personal Data or a HMI Company’s data, (ii) been subject to any actual, pending or, to the Knowledge of HMI, threatened in writing investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending or, to the Knowledge of HMI, threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws.

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6.24 Certain Business Practices.

(a) Since January 1, 2021, no HMI Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the FCPA or any other applicable anti-corruption or bribery Law, or (iii) made any other payment, in each case, in violation of applicable Laws. Since January 1, 2021, no HMI Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any HMI Company or assist any HMI Company in connection with any actual or proposed transaction, in each case, in violation of applicable Laws. No Action involving a HMI Company with respect to any of the foregoing is pending or, to the Knowledge of HMI, threatened.

(b) Since January 1, 2021, the operations of each HMI Company are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, that have jurisdiction over the HMI Companies, and no Action involving a HMI Company with respect to any of the foregoing is pending or, to the Knowledge of HMI, threatened that would reasonably be expected to be material, individually or in the aggregate, to the HMI Companies, taken as a whole.

(c) No HMI Company, nor any director, officer, or employee thereof, or, to HMI’s Knowledge, any agent, Affiliate or Representative of the HMI Companies, is an individual or entity that is, or is owned or controlled by one or more Person(s) that are (each, a “Sanctioned Person”):

(i) the subject of any Sanctions;

(ii) the target of Sanctions or identified on the OFAC Specially Designated Nationals and Blocked Persons List or other Sanctions-related list of designated persons maintained by OFAC; or

(iii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, the so-called Donetsk People’s Republic, Iran, the so-called Luhansk People’s Republic, North Korea and Syria).

(d) No HMI Company nor any director, officer, or employee thereof, or, to HMI’s Knowledge, any agent, Affiliate or Representative of the HMI Companies is subject to debarment or any list-based designations under the applicable laws and regulations relating to the export, reexport, transfer, import of products, software or technology (“Export Control Laws”).

(e) HMI has not, and will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available any proceeds to any Subsidiary, joint venture partner, other Sanctioned Person:

(i) to fund or facilitate any activities or business of or with any Sanctioned Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

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(ii) in any other manner that will result in a violation of Sanctions by any Sanctioned Person (including any Sanctioned Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(f) The HMI Companies have not engaged in, are not now engaged in, and will not engage in, any dealings or transactions with any Sanctioned Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, except as permitted by Sanctions.

(g) The HMI Companies have (1) secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to Sanctions and Export Control Laws and (2) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions or Export Control Laws, and has not been notified of any such pending or threatened actions. No HMI Company or any of their respective directors or officers or, to the Knowledge of HMI, any other Representative acting on behalf of a HMI Company has, since January 1, 2019, engaged in conduct, activity or practices that would constitute a violation of any application Sanctions or Export Control Laws.

6.25 Investment Company Act. No HMI Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.26 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from MGO, Holdings, the HMI Shareholders, the HMI Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any HMI Company.

6.27 Information Supplied. None of the information supplied or to be supplied by HMI expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to MGO Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, HMI makes no representation, warranty or covenant with respect to any information supplied by or on behalf of MGO, Holdings or any of their respective Affiliates.

6.28 HMI Acknowledgment. Except for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 10.2(c), HMI acknowledges that none of MGO, any of their respective Affiliates or Representatives or any other Person makes, and HMI acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to MGO or any of the MGO Subsidiaries, or with respect to any other information provided or made available to HMI or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to HMI or to HMI’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV. Without limiting the generality of the foregoing, HMI acknowledges that, except as may be expressly provided in Article IV and the certificate delivered pursuant to Section 10.2(c), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to HMI, any of its Representatives or any other Person.

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Article VII

REPRESENTATIONS AND WARRANTIES OF THE HMI SHAREHOLDERS

Each HMI Shareholder, solely on behalf of himself, herself or itself, as applicable, hereby represents and warrants severally (not jointly and not jointly and severally) to MGO, Holdings and HMI, as of the date hereof and as of the Closing, as follows.

7.1 Organization and Standing. Each HMI Shareholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standard or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on such HMI Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party.

7.2 Authorization; Binding Agreement. Each HMI Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform HMI Shareholder’s obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each Ancillary Document to which each HMI Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by each HMI Shareholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the HMI Shareholders, enforceable against each HMI Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Ownership. Each HMI Shareholder owns good and valid title to all of the HMI Shares set forth opposite the name of such HMI Shareholder in the corresponding column of Schedule 1 to this Agreement, free and clear of any and all Liens (other than those imposed by applicable securities Laws or HMI’s Organizational Documents). There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which any HMI Shareholder is a party or by which any HMI Shareholder is bound, with respect to the voting or transfer of any of the HMI Shares other than this Agreement, the Ancillary Documents and the Shareholders’ Agreement. Upon transfer of HMI Shareholder’s HMI Shares to Holdings on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such HMI Shares will pass to Holdings, and Holdings shall own all of issued HMI Shares free from any Liens other than those arising under HMI’s Organizational Documents and applicable securities Laws.

7.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any HMI Shareholder is required to be obtained or made in connection with the execution, delivery or performance by any HMI Shareholders of this Agreement or any Ancillary Documents to which it is a party or the consummation by each HMI Shareholder of the Transactions other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such HMI Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party.

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7.5 Non-Contravention. The execution and delivery by each HMI Shareholder of this Agreement and each Ancillary Document to which they are a party or otherwise bound and the consummation by each HMI Shareholder of the Transactions, and compliance by each HMI Shareholder with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of HMI Shareholder’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.4 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to the relevant HMI Shareholder or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the relevant HMI Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the relevant HMI Shareholder under, (viii) give rise to any obligation to obtain any Third Party Consent or provide notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the relevant HMI Shareholder is a party or the relevant HMI Shareholder or its properties or assets are otherwise bound, except in cases of clauses (b) or (c) as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such HMI Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party.

7.6 Litigation. Since January 1, 2021, there has not been any Action pending or, to the Knowledge of HMI Shareholder, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such HMI Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party threatened, nor any Order is outstanding, against or involving HMI Shareholder, whether at law or in equity, before or by any Governmental Authority.

7.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from MGO, Holdings, the HMI Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any HMI Shareholder.

7.8 Information Supplied. None of the information supplied or to be supplied by the HMI Shareholders expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K, Form 8-K or Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to MGO Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no HMI Shareholder makes any representation, warranty or covenant with respect to any information supplied by or on behalf of MGO, Holdings or their respective Affiliates.

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Article VIII

COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing (the “Interim Period”), subject to Section 8.19, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, each of HMI and Holdings shall give, and shall cause its Representatives to give, MGO and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the HMI Companies or Holdings, as MGO or its Representatives may reasonably request regarding the HMI Companies or Holdings and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of HMI to reasonably cooperate with MGO and its Representatives in their investigation; provided, however, that MGO and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the HMI Companies or Holdings. MGO hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any HMI Company regarding any HMI Company, its business or the Transactions without the prior written consent of HMI (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, HMI shall not be required to provide access to any information (i) that is personally identifiable information of a Third Party that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a Third Party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(b) During the Interim Period, subject to Section 8.19, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, MGO shall give, and shall cause its Representatives to give, HMI and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to MGO, as HMI or its Representatives may reasonably request regarding MGO and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of MGO to reasonably cooperate with HMI and its Representatives in their investigation; provided, however, that HMI and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of MGO. Notwithstanding the foregoing, MGO shall not be required to provide access to any information (i) that is personally identifiable information of a Third Party that is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a Third Party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

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(c) All information provided pursuant to this Section 8.1 shall be subject to the Confidentiality Agreement, dated December 1, 2023, by and between MGO and HMI (as amended from time to time, the “Confidentiality Agreement”).

8.2 Conduct of Business of HMI during the Interim Period.

(a) Unless MGO shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 8.2(a) of HMI Disclosure Schedules, or as required by applicable Law, HMI shall use its commercially reasonable efforts to, and shall cause the other HMI Companies to use their respective commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practices (taking into account COVID-19 and any COVID-19 Measures) and (ii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, preserve the possession, control and condition of their respective material assets, and preserve intact its relationships with all material customers and suppliers, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.2(b) of HMI Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 8.5, without the prior written consent of MGO (such consent not to be unreasonably withheld, conditioned or delayed), HMI shall not, and shall cause the other HMI Companies not to:

(i) materially amend, waive or otherwise change, the Organizational Documents of HMI or any HMI Company;

(ii) other than in connection with the entering of any Contracts for the employment of vessels in the ordinary course of business, (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $1,000,000 individually or $3,000,000 in the aggregate, (B) make a loan or advance to or investment in any Third Party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $1,000,000 individually or $3,000,000 in the aggregate, in each case, except for (x) any such transactions among HMI Companies and (y) hedging or over-the-counter derivatives transactions in the ordinary course of business;

(iii) except as required pursuant to any HMI Benefit Plan or Company Collective Bargaining Agreement, (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by HMI, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any HMI Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $500,000 or engage any person as an independent contractor, in each case other than in the ordinary course of business or (G) terminate the employment of any employee with an annual base salary greater than or equal to $500,000 or due to death or disability other than for cause or in the ordinary course of business;

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(iv) waive any restrictive covenant obligations of any employee or individual independent contractor of any HMI Company;

(v) unless required by applicable Law, an HMI Benefit Plan or a Company Collective Bargaining Agreement, (A) modify, extend or enter into any Company Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the HMI Companies;

(vi) (A) make, change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change in its accounting or Tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material Taxes, (G) file any amended material Tax Return, (H) file any Tax Return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(vii) (A) other than in the ordinary course of business or between HMI Companies, (1) sell, assign, transfer or license any HMI Owned IP to any Person, other than Incidental Licenses, or (2) abandon, permit to lapse, or otherwise dispose of any material Company Registered Intellectual Property, or (B) disclose any material Trade Secrets owned or held by any HMI Company to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

(viii) fail to use commercially reasonable efforts to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;

(ix) enter into any new line of business; provided, that for the purposes of this Section 8.2(b)(xii) and for the avoidance of doubt, a new line of business does not include any business relating to ownership, operation or provision of services to vessels, including the business of technical management of vessels;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $2,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in HMI Financial Statements, as applicable;

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(xii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xiii) other than in connection with the entering of any Contracts for the employment of vessels in the ordinary course of business, sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of the HMI Companies, taken as a whole, other than (A) licensing of Intellectual Property in the ordinary course of business, (B) dispositions of obsolete or worthless equipment or assets that are no longer used or useful in the conduct of business, (c) transactions among the HMI Companies and (D) the sale or provision of goods or services to customers in the ordinary course of business;

(xiv) make any change in accounting methods, principles or practices, except as required by U.S. GAAP;

(xv) (A) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (B) enter into any Contract or arrangement that would have been required to be listed on Section 4.14 of the MGO Disclosure Schedules if entered into prior to the date hereof (in the case of clauses (A) and (B), other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xvi) authorize or agree to do any of the foregoing actions.

(c) Without limiting Section 8.2(a) and Section 8.2(b), during the Interim Period (but excluding, for the avoidance of doubt, on the Closing), without the prior written consent of MGO, (i) no HMI Shareholder shall waive the restrictions on the transfer of HMI Shares owned by the HMI Shareholders set forth in the Shareholders’ Agreement and (ii) without limitation to clause (i) of this sentence, no HMI Shareholder shall transfer any HMI Shares without the prior written consent of MGO.

8.3 Conduct of Business of MGO during the Interim Period.

(a) Unless HMI shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(a) of the MGO Disclosure Schedules, or as required by applicable Law, MGO shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) consistent with past practices, except for any Permitted Capital Raises, and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19).

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(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(b) of the MGO Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 8.5, without the prior written consent of HMI (such consent not to be unreasonably withheld, conditioned or delayed), MGO shall not and shall cause the MGO Subsidiaries not to:

(i) amend, waive or otherwise change its Organizational Documents, other than for administrative or de minimis changes;

(ii) (A) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the MGO Securities) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the MGO Securities) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a Third Party with respect to such securities or (B) enter into any engagement letters in connection with any of the foregoing; provided, that MGO may issue and sell MGO Shares without the consent of HMI under the following conditions: (1) if such issuance and sale occurs on or prior to the record date for the Special Shareholder Meeting (the “Record Date”), such issuance and sale may occur so long as the MGO Principals shall own after such issuance and sale, in aggregate, no less than a majority of the total outstanding MGO Shares entitled to vote at the Special Shareholder Meeting and the MGO Principals vote those shares at the Special Shareholder Meeting pursuant to and in accordance with the Voting and Support Agreements; (2) if such issuance and sale occurs after the Record Date, such issuance and sale may occur without any conditions or regard to the number of MGO Shares sold in such issuance; and (3) in either case, MGO shall provide HMI prompt written notice of such issuance and sale that specifies the number of MGO Shares (x) issued and sold, (y) then held by the MGO Principals and (z) then outstanding in aggregate;

(iii) except as necessary to maintain MGO’s Nasdaq listing and with the prior consent of HMI (not to be unreasonably withheld), split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests (including the MGO Securities) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), (B) make a loan or advance to or investment in any Third Party, or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) above of any Person;

(v) incur, create, assume or otherwise become liable for any obligation not in the ordinary course of MGO’s business, provided, that prior to the Closing, MGO will make cash payments in an aggregate amount not to exceed $1,500,000 to the directors and officers of MGO in the proportions set forth in Section 8.3(b)(v) of the MGO Disclosure Schedules (the “Severance Payments”); provided, further, that there are no severance or other termination payments required to be made to any other director, officer, employee or consultant and MGO shall cause all directors, officers, employees and consultants of MGO to (i) resign or be terminated (as applicable) in accordance with any applicable notice requirements with such resignations or terminations to be effective as of the Closing and (ii) sign a customary waiver and release of claims against MGO (that need not, for the avoidance of doubt, include a waiver and release of any claims that may arise under this Agreement);

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(vi) terminate, waive or assign any material right under any material agreement (including any MGO Material Contract) to which it is a party, or enter into any Contract that would be a MGO Material Contract if entered into prior to the date hereof;

(vii) establish any Subsidiary or enter into any new line of business;

(viii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(ix) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, MGO) not in excess of $25,000 (individually or in the aggregate), unless such amount has been reserved in the MGO Financials;

(x) acquire all or a portion of (directly and indirectly), including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than as contemplated by this Agreement with respect to the Merger);

(xii) except with respect to the Voting and Support Agreements, enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the MGO Securities);

(xiii) (A) make, change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change in its accounting or Tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material Taxes, (G) file any amended material Tax Return, (H) file any Tax Return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(xiv) (A) hire any employee or (B) adopt or enter into any Benefit Plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of MGO (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by MGO));

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(xv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

(xvi) amend or approve an equity incentive plan; or

(xvii) authorize or agree to do any of the foregoing actions.

8.4 Conduct of Business of Holdings during the Interim Period.

(a) Unless MGO shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, Holdings shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and COVID-19 Measures) consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).

(b) Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 8.5, without the prior written consent of MGO (such consent not to be unreasonably withheld, conditioned or delayed), Holdings shall not:

(i) amend, waive or otherwise change, its Organizational Documents, other than for administrative or de minimis changes and to comply with Section 10.1(f);

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a Third Party with respect to such securities.

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any Third Party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A), in each case, except for any such transactions with the HMI Companies;

(v) establish any Subsidiary or enter into any new line of business;

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(vi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

(vii) make any capital expenditures;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix) enter into any agreement, understanding or arrangement with respect to its voting or transfer of equity securities other than a shareholders agreement and a registration rights agreement among the Company and the HMI Shareholders; or

(x) authorize or agree to do any of the foregoing actions.

8.5 Interim Period Control. Nothing contained in this Agreement shall give to any Party, directly or indirectly, the right to control MGO, Holdings, HMI or any HMI Company or their respective Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of MGO, Holdings and HMI shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

8.6 Preparation and Delivery of Additional HMI Financial Statements. Following the execution and delivery of this Agreement, HMI shall deliver true and complete copies of any financial statements of HMI and the HMI Companies required by applicable Law to be in the Registration Statement as of a particular date in order for the Registration Statement to be declared effective, all in accordance with (a) U.S. GAAP methodologies applied on a consistent basis throughout the periods involved, and (b) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), with such financial statements being delivered as soon as practicable after the end of the applicable financial period.

8.7 MGO Financial Statements; Registration Statement. During the Interim Period, MGO will provide to Holdings and HMI all information reasonably requested and that is required to be included in the Registration Statement and Proxy Statement, including the relevant MGO Financials to be prepared following the execution and delivery of this Agreement, which will fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of MGO at the respective dates of and for the periods referred to in such financial statements, which shall be (i) in accordance with U.S. GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) in accordance with Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) in the case of annual financial statements, audited in accordance with PCAOB standards.

8.8 MGO Public Filings. During the Interim Period, MGO will keep current and timely file all of its public filings with the SEC, including the SEC reports, and otherwise comply in all material respects with applicable securities Laws and shall use reasonable best efforts prior to the Merger to maintain the listing of the MGO Shares on Nasdaq. During the Interim Period, except to the extent available on the SEC’s web site through EDGAR, MGO will deliver to HMI or make available copies in the form filed with the SEC of all of the following: (i) MGO’s quarterly reports on Form 10-Q, (ii) MGO’s annual report on Form 10-K and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by MGO with the SEC. The SEC Reports (x) will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) will not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they are filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 8.8, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

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8.9 Cash Upon Closing.

(a) MGO will have zero dollars in cash immediately following the Closing, after taking into effect the Severance Payments, provisions for working capital for its flagpole business, all MGO Transaction Expenses and any payments of fees, expenses or related discounts in connection with any Permitted Capital Raise.

(b) HMI will have a minimum of $10 million in cash and/or accounts receivable (less than 60 days) immediately following the Closing, after taking into effect the payment of HMI Transaction Expenses and any dividends or distributions.

8.10 Stock Exchange Listings.

(a) As required pursuant to that certain letter from Nasdaq to MGO dated June 14, 2024, MGO will:

(i) on or before July 15, 2024, effect a reverse stock split at a ratio between 1-for-10 and 1-for-25, unless prior to such date MGO has been informed in writing by Nasdaq that it has regained compliance with Nasdaq Listing Rule 5550(a)(2);

(ii) on or before August 15, 2024, (x) complete the transactions described to Nasdaq Hearings Panel to achieve compliance with Nasdaq Listing Rule 5550(b)(1) (or its alternatives) and (y) demonstrate compliance with Nasdaq Listing Rule 5550(a)(2) by evidencing a closing bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions; and

(iii) on or before August 21, 2024, file a Current Report on Form 8-K describing the transactions that have increased its stockholders’ equity and either (x) indicate that, through a balance sheet that is not older than 60 days and contains pro forma adjustments for the transactions, stockholders equity has increased to at least $2.5 million or (y) an affirmative statement that, as of the date of such report, it believes it has regained compliance with the stockholders’ equity requirement based upon the specific transactions or events described in such report.

Provided that in respect of (i) and (ii) above, MGO will take no action which will result in MGO’s failure to comply with Nasdaq’s continued listing requirements, including the applicable publicly held shares requirement.

(b) Each of MGO, HMI and Holdings will use its commercially reasonable efforts to cause (i) Holdings’ initial listing application(s) with Nasdaq (or another national securities exchange) in connection with the Transactions to have been approved including any valuation in respect of Holdings required by Nasdaq (or such other national securities exchange), (ii) Holdings to satisfy all applicable initial listing requirements of Nasdaq (or another national securities exchange) in order to trade immediately following the completion of the Transaction and (iii) the Holdings Common Shares issuable in accordance with this Agreement (including the Holdings Common Shares to be issued in connection with the Earnout Shares) to be approved for listing on Nasdaq, subject to official notice of issuance, in each case prior to the Closing Date.

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8.11 Exclusivity.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means with respect to either of MGO or HMI, a transaction (other than the Transactions) concerning the sale of (x) all or any material part of the business or assets of such company, on a consolidated basis together with its Subsidiaries, or (y) 15% or more of the issued and outstanding shares or other equity interests or profits of such company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of HMI and MGO, directly or indirectly,

(i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal,

(ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to HMI, the HMI Companies) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal,

(iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal,

(iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal,

(v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or

(vi) release any Third Party from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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8.12 No Trading. HMI, Holdings and the HMI Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of MGO, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. HMI, Holdings and the HMI Shareholders each hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of MGO, communicate such information to any Third Party, take any other action with respect to MGO in violation of such Laws, or cause or encourage any Third Party to do any of the foregoing.

8.13 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to HMI, the HMI Shareholders): (a) receives any notice or other communication in writing from any Third Party (including any Governmental Authority) alleging that the Consent of such Third Party is required in connection with the Transactions or (b) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would cause or would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.14 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each of MGO, Holdings and HMI shall use its commercially reasonable efforts, and shall cooperate fully with such other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions, including using its commercially reasonable efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all Permits, Consents, approvals, authorizations, registrations, waivers, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities to satisfy the consummation of the Transactions and to fulfill the conditions to the Closing and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

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(b) In furtherance and not in limitation of Section 8.14, to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (collectively, “Antitrust Laws”), each of MGO, Holdings and HMI agrees, and shall cause its Subsidiaries and Affiliates, to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the HSR Act, at such Party’s sole cost and expense (including with respect to any filing fees), with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority as soon as practicable. Each of MGO, Holdings and HMI shall, in connection with its commercially reasonable efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other of such Parties or their respective Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep such other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) permit a Representative of such other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of such other Parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, each attending Party shall keep such Party promptly and reasonably apprised with respect thereto and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory, competitive or national security related argument, and responding to requests or objections made by any Governmental Authority.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of MGO, Holdings and HMI shall use its commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, each of MGO, Holdings and HMI shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each of MGO, Holdings and HMI shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other Third Party as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions, by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such commercially reasonable efforts. With respect to Holdings, during the Interim Period, each of MGO, Holdings and HMI shall use its commercially reasonable efforts to cause Holdings to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

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8.15 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

8.16 Tax Matters.

(a) Tax Treatment. Each of MGO, Holdings, Merger Sub, and HMI shall, and shall cause its Affiliates to, take such actions to cause the Transactions to qualify, and refrain from taking such actions that could prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. MGO, Holdings, Merger Sub and HMI hereby agree to file all applicable Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law). If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that Tax opinions with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in such connection, Holdings and HMI shall deliver to Sichenzia Ross Ference Carmel LLP (“SRFC”) and Seward & Kissel LLP (“S&K”), respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if such Tax opinion is required by the SEC with respect to the Merger, Holdings shall request SRFC to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Merger, and if such Tax opinion is required by the SEC with respect to the Share Acquisition, HMI shall request S&K to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Share Acquisition. Notwithstanding anything to the contrary in this Agreement, no Party or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for their respective Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such transactions included in the Proxy Statement and Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC). The covenants contained in this Section 8.16(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

(b) Tax Cooperation.

(i) Each of the MGO, Holdings, Merger Sub and HMI shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, the Tax treatment of any aspect of the Transactions or any audit or other Action pertaining to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any GRA, Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

(ii) Each of MGO, Holdings, Merger Sub, and HMI shall not undertake (or cause to be undertaken) any of the following for a period of two years after the Closing Date (the “Survival Period”): (A) the actual or deemed liquidation of MGO for U.S. federal income tax purposes, (B) the conversion of MGO into a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3) or (C) the distribution or transfer of substantially all of MGO’s assets (other than pursuant to an arm’s-length loan).

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(c) Holdings 5% Shareholders. Holdings acknowledges that any direct or indirect holder of Holdings Common Shares who is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdings following the Merger (a “Holdings 5% Shareholder”) may enter into (and cause to be filed with the Internal Revenue Service) a GRA. Upon the written request of any Holdings 5% Shareholder made following the Closing Date, Holdings shall (i) furnish to such Holdings 5% Shareholder such information as such Holdings 5% Shareholder reasonably requests in connection with such Holdings 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such Holdings 5% Shareholder with the information reasonably requested by such Holdings 5% Shareholder for purposes of such Holdings 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such Holdings 5% Shareholder’s GRA, in each case, at the sole cost and expense of such Holdings 5% Shareholder. Each of the Parties shall, and shall cause their affiliates to, operate in a manner so as not to cause such a triggering event.

8.17 The Registration Statement; Special Shareholder Meeting.

(a) As promptly as practicable after the date hereof, MGO, HMI and Holdings shall jointly prepare, and Holdings shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Holdings Common Shares to be issued under this Agreement, which Registration Statement will also contain a proxy statement of MGO (as amended or supplemented, including any prospectus contained therein, the “Proxy Statement”) for the purpose of soliciting proxies or votes from MGO Shareholders for the matters to be acted upon at the Special Shareholder Meeting. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from MGO Shareholders to vote, at a special meeting of MGO Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Special Shareholder Meeting”), in favor of resolutions approving:

(i) the adoption and approval of this Agreement, the Merger and the other Transactions by MGO Shareholders in accordance with MGO’s Organizational Documents, the Delaware General Corporation Law and the rules and regulations of the SEC and Nasdaq (including the adoption of the A&R Holdings Charter and Bylaws effective as of the Closing and the appointment of the board of directors of Holdings, and any other proposals as are required to implement the foregoing),

(ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto,

(iii) such other matters as HMI and MGO shall hereafter mutually determine to be necessary or advisable in order to effect the Transactions contemplated herein (the approvals described in foregoing clauses (i) to (iii), collectively, the “Shareholder Approval Matters”) and

(iv) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of MGO in consultation with Holdings.

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(b) MGO, acting through its board of directors (or a committee thereof), shall (i) make the MGO Recommendation and include such MGO Recommendation in the Proxy Statement, (ii) cause the Proxy Statement to be mailed to MGO Shareholders as promptly as practicable following the date upon which the Registration Statement becomes effective in accordance with MGO’s Organizational Documents and (iii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, MGO has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, MGO may, in consultation with Holdings and in accordance with the MGO Charter, make one or more successive postponements or adjournments of the Special Shareholder Meeting. In connection with the Registration Statement, MGO and Holdings will file with the SEC financial and other information about the Transactions in accordance with applicable Law, MGO’s Organizational Documents, the Delaware General Corporation Law and the rules and regulations of the SEC and Nasdaq.

(c) MGO, HMI and Holdings shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting. Each of MGO, Holdings and HMI shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to HMI, Holdings, MGO and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. MGO, HMI and Holdings shall amend or supplement the Registration Statement and Holdings shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to MGO Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and MGO’s Organizational Documents. No filing of, or amendment or supplement to the Registration Statement will be made by MGO, Holdings or HMI without the approval of the other of such Parties (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Each of MGO, Holdings and HMI shall, as promptly as practicable after receipt thereof, supply each other such Party or Parties with copies of all material written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, or, if not in writing, a written summary of such material communication, with respect to the Registration Statement or the Transactions. No response to any comments from the SEC or its staff relating to the Registration Statement or the Transactions will be made by Holdings, HMI or MGO without the prior consent of such other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing such other Parties a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, MGO, HMI and Holdings, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e) As soon as practicable (and in any event within three Business Days) following the Registration Statement “clearing” comments from the SEC and becoming effective, MGO and Holdings shall distribute the Registration Statement to MGO Shareholders in accordance with MGO’s Organizational Documents.

(f) MGO shall call the Special Shareholder Meeting in accordance with MGO’s Organizational Documents for a date that is no later than 30 days following the effectiveness of the Registration Statement or such other date as agreed between MGO and HMI.

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(g) MGO and Holdings shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, MGO’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting.

(h) As promptly as practicable after the effectiveness of the Registration Statement, Holdings shall prepare, and Holdings shall file with the SEC a registration statement on Form F-1 in connection with the registration for resale under the Securities Act of the Holdings Common Shares issued to the HMI Shareholders party to this Agreement as of the date hereof. The obligations of MGO, HMI and Holdings set forth in Section 8.17(c) and Section 8.17(d) with respect to the Registration Statement shall apply to such resale registration statement on Form F-1, mutatis mutandis.

(i) MGO has prepared and filed with the SEC a registration statement on Form S-3 (File No. 333-276680) (the “S-3 Registration Statement”) that contains a form of prospectus to be used in connection with and offering and sale of securities of MGO in a Permitted Capital Raise (the “Prospectus”).

(i) At the time of effectiveness of the S-3 Registration Statement (or at the time of any post-effective amendment to the S-3 Registration Statement) and at all times subsequent thereto through the closing of any Permitted Capital Raise, if any, the S-3 Registration Statement and the Prospectus do and will contain all material statements that are required to be stated therein in accordance with the Securities Act and rules and regulations promulgated thereunder, and did or will, in all material respects, conform to the requirements of the Securities Act and the rules and regulations promulgated thereunder. The S-3 Registration Statement, as of the time of effectiveness and the date of closing of any Permitted Capital Raise, did not, and the amendments and supplements thereto, as of their respective dates, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus, as of its date and the date of closing of any Permitted Capital Raise, as the case may be, did not, and the amendments and supplements thereto, as of their respective dates, will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The agreements and documents described in the S-3 Registration Statement and the Prospectus conform to the descriptions thereof contained therein in all material respects and there are no agreements or other documents required to be described in the S-3 Registration Statement or the Prospectus or to be filed with the Commission as exhibits to the S-3 Registration Statement, that have not been so described or filed. Each agreement or other instrument (however characterized or described) to which MGO is a party or by which its property or business is or may be bound or affected and that is (A) referred to in the S-3 Registration Statement or the Prospectus or attached as an exhibit thereto, or (B) material to MGO, has been duly authorized and validly executed by MGO, is in full force and effect and is enforceable against MGO and, to MGO’s knowledge, assuming reasonable inquiry, the other parties thereto, in accordance with its terms, except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, (y) as enforceability of any indemnification or contribution provision may be limited under the foreign, federal and state securities laws, and (z) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and no such agreement or instrument has been assigned by MGO, and neither MGO nor, to MGO’s knowledge, assuming reasonable inquiry, any other party is in breach or default thereunder and, to MGO’s knowledge, assuming reasonable inquiry, no event has occurred that, with the lapse of time or the giving of notice, or both, would constitute a breach or default thereunder.

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(iii) Without limiting the generality of the foregoing, and subject thereto, in connection with any Permitted Capital Raise, the S-3 Registration Statement and the Prospectus will contain an accurate, fair and complete description of the material terms and aspects of this Agreement and the Ancillary Documents, including any amendments thereto, and the Transactions contemplated hereby; provided, that MGO shall have no liability hereunder with respect to any information provided by Heidmar, its Affiliates or their respective Representatives for inclusion in the S-3 Registration Statement, including through incorporation by reference.

(iv) In connection with any Permitted Capital Raise MGO shall provide the underwriting bank or placement agent with all of the diligence materials that are customarily provided in connection with a registered offering including a comfort letter from its auditors, corporate opinions and a negative assurance letter from its attorney prior to any such offering.

(j) If, at any time prior to the Record Date, the MGO Principals own less than a majority of the MGO Shares then issued and outstanding, then MGO will purchase MGO Shares from MGO Shareholders that are not MGO Principals in sufficient quantity such that the MGO Principals will own at least a majority of the MGO Shares on the Record Date.

8.18 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of MGO, Holdings and HMI, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to have the opportunity to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance.

(b) MGO and HMI shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, MGO shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which HMI shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed). MGO and HMI shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Holdings shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Transactions as required by Federal Securities Laws which MGO shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed).

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8.19 Confidential Information.

(a) HMI, Holdings and the HMI Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, they shall, and shall cause their respective Affiliates and Representatives to:

(i) treat and hold in strict confidence any MGO Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any Third Party any of the MGO Confidential Information without MGO’s prior written consent, and

(ii) in the event that HMI, Holdings, the HMI Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, becomes legally compelled to disclose any MGO Confidential Information, (A) provide MGO, to the extent legally permitted, with prompt written notice of such requirement so that MGO may seek, at MGO’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.19(a), and (B) in the event that such protective Order or other remedy is not obtained, or MGO waives compliance with this Section 8.19(a), furnish only that portion of such MGO Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such MGO Confidential Information.

In the event that this Agreement is terminated and the Transactions are not consummated, HMI, Holdings and the HMI Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to MGO or destroy (at MGO’s election) any and all copies (in whatever form or medium) of MGO Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) Holdings and its Representatives shall be permitted to disclose any and all MGO Confidential Information to the extent required by the Federal Securities Laws as advised by outside counsel, and (2) Holdings shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of MGO disclosed to such Person until such information ceases to be a Trade Secret.

(b) MGO hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, it shall, and shall cause its Affiliates and Representatives to:

(i) treat and hold in strict confidence any HMI Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any Third Party any of HMI Confidential Information without HMI’s prior written consent, and

(ii) in the event that MGO or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, becomes legally compelled to disclose any HMI Confidential Information, (A) provide HMI to the extent legally permitted with prompt written notice of such requirement so that HMI may seek, at HMI’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.19(b) and (B) in the event that such protective Order or other remedy is not obtained, or HMI waives compliance with this Section 8.19(b), furnish only that portion of such HMI Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such HMI Confidential Information.

In the event that this Agreement is terminated and the Transactions are not consummated, MGO shall, and shall cause its Affiliates or Representatives to, promptly deliver to HMI or destroy (at MGO’s election) any and all copies (in whatever form or medium) of HMI Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) MGO and its Affiliates or Representatives shall be permitted to disclose any and all HMI Confidential Information to the extent required by the Federal Securities Laws as advised by outside counsel, and (2) MGO shall, and shall cause its Affiliates or Representatives to, treat and hold in strict confidence any Trade Secret of HMI disclosed to such Person until such information ceases to be a Trade Secret.

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8.20 Post-Closing Board of Directors and Officers of Holdings. At the Merger Effective Time, the board of directors and officers of MGO shall resign and automatically cease to hold office. With effect from the Closing, each Party shall take all necessary action within its power so that the board of directors of Holdings is initially comprised of, and the officers of Holdings shall initially be, the individuals determined by HMI prior to the Closing. Holdings shall ensure that a sufficient number of its designees pursuant to Section 8.20 qualify as independent directors such that, when taken together with other independent directors appointed pursuant to Section 8.20, the board of directors of Holdings shall have a majority of “independent” directors for the purposes of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of Holding’s Organizational Documents following the Closing. Pankaj Khanna will act as Chief Executive Officer and a Director of Holdings during the Interim Period and following the Closing.

8.21 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each HMI Company, Holdings, and MGO and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each HMI Company, Holdings and MGO or under any indemnification, employment or other similar agreements between any D&O Indemnified Person, on the one hand, and any HMI Company, Holdings or MGO, on the other hand, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six months after the Merger Effective Time, Holdings shall cause the Organizational Documents of each HMI Company, Holdings and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.21 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of MGO’s directors and officers, MGO shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “MGO D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than MGO’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, provided, that such MGO D&O Tail Insurance premium shall not exceed $500,000. If obtained, Holdings and the Surviving Company shall maintain the MGO D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Holdings and the Surviving Company shall timely pay or cause to be paid all premiums with respect to the MGO D&O Tail Insurance and shall reimburse MGO for any such premiums paid by MGO on or before the Closing Date.

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(c) For the benefit of HMI’s directors and officers, HMI shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “HMI D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than HMI’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Holdings and HMI shall, for a period of six years after the Merger Effective Time, maintain HMI D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Holdings and HMI shall timely pay or cause to be paid all premiums with respect to HMI D&O Tail Insurance.

8.22 Voting and Support Agreements. Concurrently with the signing of this Agreement, MGO and the MGO Principals, representing at least 61.28% of the issued and outstanding MGO Shares, shall each enter into a Voting and Support Agreement with Holdings in substantially the form attached as Exhibit A hereto.

8.23 Lock-Up/Leak-Out Agreements. At the Closing, each HMI Shareholder and each MGO Principal and officer and director of MGO shall enter into a Lock-Up/Leak-Out Agreement with Holdings in substantially the form attached as Exhibit B hereto (each, a “Lock-Up/Leak-Out Agreement”).

8.24 Holdings Equity Incentive Plan. As soon as reasonably practicable following the date of this Agreement, and in any event, no later than the date of filing of the Registration Statement with the SEC in accordance with Section 8.17(a), HMI and Holdings shall use commercially reasonable efforts to agree to the material terms of a new equity incentive plan to be adopted by Holdings no later than the Closing (the “Holdings Equity Incentive Plan”).

8.25 Litigation.

(a) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of MGO, threatened, against MGO or the MGO Board by any of MGO’s shareholders prior to the Closing, MGO shall promptly notify HMI of any such Action and keep HMI reasonably informed with respect to the status thereof. MGO shall provide HMI the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action shall give due consideration to HMI’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of HMI, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of Holdings or HMI, threatened, against Holdings or HMI or HMI Board by any the HMI Shareholders prior to the Closing, Holdings or HMI shall promptly notify MGO of any such Action and keep MGO reasonably informed with respect to the status of thereof. HMI shall provide MGO the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to MGO’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of MGO, such consent not to be unreasonably withheld, conditioned or delayed.

8.26 Advisory Agreements. Prior to the Closing Date: (a) MGO shall amend the Advisory Agreement such that the issuance of Holdings Common Shares at the Closing contemplated by Section 2.2(c) will fully discharge all obligations of MGO under that agreement (provided, that the obligations of MGO in Sections 7 and 17 and Exhibit A thereof shall not be discharged) and (b) MGO and Maxim Group LLC shall fully and irrevocably terminate, and jointly provide written assurance to HMI of that termination, the following agreements between them (i) the Equity Distribution Agreement, dated February 6, 2024 (provided, that Sections 5 and 12 thereof shall survive such termination), and (ii) the Placement Agreement, dated January 19, 2024 (provided, that Section 5 (and Addendum A incorporated by reference), the fifth sentence of Section 6, and Section 11 thereof shall survive such termination).

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Article IX
SURVIVAL; INDEMNIFICATION

9.1 Survival. Each and every representation and warranty of MGO contained in Article IV, of Holdings contained in Article V, or of HMI contained in Article VI, and the corresponding representations and warranties contained in the certificates delivered by such parties at the Closing, shall survive until the end of the Survival Period. The covenants and agreements of MGO, Holdings and HMI contained herein that by their terms are to be performed prior to the Closing or otherwise relate solely to the period prior to the Closing Date shall, in each case, terminate at the Closing, and no claim for breach of any such covenants or agreements may be made after the Closing Date. The covenants and agreements of MGO, Holdings and HMI that by their terms are to be performed at or after the Closing shall, in each case, survive until fully performed. Nothing in this Section 9.1 shall limit or otherwise restrict the rights of any party with respect to any claim based on Fraud.

9.2 Indemnification.

(a) MGO Indemnification. Subject to the limitations set forth herein, MGO shall indemnify, save, and keep Holdings, HMI and the HMI Shareholders and their respective officers, directors, managers, partners, members, agents, Representatives, successors, assigns and employees (collectively, the “HMI Indemnified Parties”) harmless against and from all Damages sustained or incurred by any HMI Indemnified Party as a result of, or arising out of: (i) from and after the Closing, (x) any breach or inaccuracy of any representation or warranty of MGO contained in Article IV (provided, that if any such representation or warranty is qualified in any respect by “materiality” or “Material Adverse Effect”, for purposes of this clause, such a qualification shall be ignored for purposes of calculating the amount of any Damages resulting therefrom (but, for the avoidance of doubt, not for purposes of determining whether a breach of any representation or warranty has occurred)); (y) any breach of any covenant or agreement made by MGO under this Agreement, and (z) any Permitted Capital Raise(s) and (ii) during the Interim Period, any Permitted Capital Raise(s) and any pending or threatened Proceeding disclosed on Section 4.12.3 of the MGO Disclosure Schedules (each of the foregoing, an “MGO Indemnity”).

(b) HMI Indemnification. From and after the Closing, Holdings shall indemnify, save, and keep each of the MGO Principals (collectively, “MGO Indemnified Parties” and, together with the HMI Indemnified Parties, the “Indemnified Parties”) harmless against and from all Damages sustained or incurred by any MGO Indemnified Party as a result of, or arising out of: (i) any representation or warranty of Holdings contained in Article V, or of HMI contained in Article VI (provided that if any such representation or warranty is qualified in any respect by “materiality” or “Material Adverse Effect”, for purposes of this clause (i), such a qualification shall be ignored for purposes of calculating the amount of any Damages resulting therefrom (but, for the avoidance of doubt, not for purposes of determining whether a breach of any representation or warranty has occurred)), or (ii) any breach of any covenant or agreement made by HMI, Holdings or Merger Sub under this Agreement.

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(c) MGO Indemnity Payments.

(i) Indemnity Payments Prior to Closing. Upon a determination, prior to the Closing, that MGO owes a payment in respect of an MGO Indemnity (an “MGO Indemnity Payment”), MGO shall, subject to Section 9.2(d), make such payments to the applicable HMI Indemnified Parties; provided, that if the aggregate MGO Indemnity Payments to be made prior to Closing would exceed the Pre-Closing Cap, then the MGO Indemnity Payments in excess of the Pre-Closing Cap will be made after Closing in the manner set forth in clause (iii) below.

(ii) Reserved Holdings Common Shares. At the Closing Date, Holdings shall reserve for issuance with the Transfer Agent 20,408,163 Holdings Common Shares (the “Indemnity Shares”). The Indemnity Shares shall be reserved exclusively for the making of MGO Indemnity Payments after the Closing.

(iii) Indemnity Payments After Closing. Upon a determination, after the Closing, that an MGO Indemnity Payment is due, Holdings shall issue to the HMI Shareholders (pro rata according to the number of Holdings Common Shares each holds) a number of Indemnity Shares equal to (x) the amount of the MGO Indemnity Payment divided by (y) the market value of a Holdings Common Share (based on the 10-Day VWAP of the Holdings Common Shares as of such date); provided, that the aggregate number of Holdings Common Shares issued in respect of MGO Indemnity Payments shall not exceed the number of Indemnity Shares placed in reserve pursuant to clause (iii); and provided, further, that no Indemnity Shares shall be issued in respect of any MGO Indemnity Payment that is not determined to have become due prior to the end of the Survival Period.

(d) Limitation on Damages.

(i) MGO Maximum. The aggregate amount of all MGO Indemnity Payments to be paid prior to Closing shall be an aggregate of $4,300,000 ($4,000,000 in respect of any Permitted Capital Raise(s) and $300,000 in respect of any pending or threatened Proceeding disclosed on Section 4.12.3 of the MGO Disclosure Schedules) (the “Pre-Closing Cap”); provided, that this limitation shall not apply to Damages arising out of claims of Fraud.

(ii) Exclusive Means. After the Closing, the Indemnity Shares shall be the exclusive means for the HMI Indemnified Parties to collect any Damages from MGO or the MGO Principals with respect to which the HMI Indemnified Parties are entitled to indemnification pursuant to this Article IX, other than for Damages arising out of claims of Fraud.

(iii) Holdings Maximum. The maximum amount of all Damages for which Holdings shall be responsible for payment to the MGO Indemnified Parties (the “Holdings Maximum Amount”) shall not exceed an amount equal to (x) one-half of the number of Holdings Common Shares issued to all MGO Principals at the Closing times (y) the greater of (A) the average of the 10-Day VWAP for Holdings Common Shares over the first ten Trading Days after the Closing Date; and (B) the 10-Day VWAP for the MGO Shares over the ten Trading Days prior to the date hereof; provided, that this limitation shall not apply to Damages arising out of claims of Fraud.

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9.3 Limitations. Notwithstanding any other provisions hereof:

(a) except in the case of Fraud, in no event will any Party be liable under this Agreement (for indemnification or otherwise) to any other Party or other Person for (i) any punitive or exemplary damages, except to the extent such damages are paid to a Third Party or (ii) any consequential damages, except to the extent reasonably foreseeable or paid to a Third Party;

(b) the amount of Damages for which any party to this Agreement may be entitled to seek indemnification under this Agreement will be reduced by: (i) the amount of any insurance proceeds or other payment from a Third Party that is received by such party (after taking into account any actual increase in premiums payable for such insurance policies solely as a result of such recovery) with respect to such Damages; (ii) any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such Damages; and (iii) the amount of any Tax benefit realized or reasonably expected to be realized by the Indemnified Party with respect to such Damages;

(c) no party hereto shall be entitled to recover any Damages relating to any matter arising under one provision of this Agreement (the “Subject Provision”) to the extent that such party has already recovered or claimed Damages with respect to such matter pursuant to another provision of this Agreement and recovery under such Subject Provision in a duplication of recovery with respect to such matter;

(d) each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; and

(e) no Party shall be liable hereunder for any Damages based upon or arising out of any inaccuracy or breach of any of the representations or warranties contained in this Agreement if the Person who otherwise may have a claim for such Damages, or any of such Person’s Representatives, had knowledge of such inaccuracy or breach prior to the Closing.

9.4 Indemnification Procedures.

(a) Notice. Whenever any claim shall arise for indemnification under Section 9.2 (an “Indemnification Claim”), the Indemnified Party shall promptly provide written notice of the Indemnification Claim to the Person against which it is seeking indemnification hereunder (the “Indemnifying Party”). Such notice shall describe the Indemnification Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. An Indemnified Party’s failure to promptly provide written notice of an Indemnification Claim and copies of all material written evidence thereof shall not relieve the Indemnifying Party from its indemnification obligations with respect to the subject of the Indemnification Claim, except to the extent (and only to the extent) the Indemnifying Party is prejudiced as a result of such failure.

(b) Direct Claims. Upon receipt of written notice of an Indemnification Claim, the Indemnifying Party shall have ten Business Days to respond in writing. During such ten-Business Day period, the Indemnified Party shall provide the Indemnifying Party and its Representatives a reasonable opportunity to investigate the matter or circumstance alleged to give rise to the Indemnification Claim and whether and to what extent any amount is payable in respect of the Indemnification Claim. If the Indemnifying Party does not respond within such ten-Business Day period, the Indemnifying Party shall be deemed to have rejected such Indemnification Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(c) Third Party Claims. With respect to any Indemnification Claim resulting from or arising out of any claim by a Person who is not a party to this Agreement (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of the Third Party Claim and, if the Indemnifying Party so chooses by delivering written notice to the Indemnified Party to assume the defense of the Third Party Claim, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnifying Party shall not be permitted to assume the defense of any Third Party Claim that (i) involves (A) injunctive relief, specific performance or other similar equitable relief that, if granted, could reasonably be expected to materially adversely affect the Indemnified Party, (B) any claim made by a Governmental Authority against an Indemnified Party, or (C) any criminal allegations; or (ii) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. If the Indemnifying Party is permitted and so elects to assume the defense of any Third Party Claim, then the Indemnified Party shall have the right, at its sole expense, to participate in the defense of such Third Party Claim and to employ counsel separate from the counsel employed by the Indemnifying Party, and the Parties shall cooperate in the defense of such Third Party Claim; provided, that under no circumstance shall the Indemnifying Party agree to settle or compromise any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party, within a reasonable time after receipt of written notice relating to a Third Party Claim, is not permitted to assume defense of the Third Party Claim, elects not to assume defense of the Third Party Claim or fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall have the right to undertake the defense of, and to settle or compromise, the Third Party Claim at the expense of the Indemnifying Party; provided, that the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

9.5 Sole Remedy. Except in the case of Fraud, and except for claims of injunctive or other equitable relief available to each party hereunder, (i) the indemnification provisions contained in Section 9.2 constitute the sole and exclusive remedies of the parties hereto for any breach of any representation, warranty, covenant or agreement contained herein, and (ii) to the fullest extent permitted by Law, all other rights and remedies of the parties arising under or in connection with this Agreement and the Transactions are hereby waived and released.

9.6 Tax Treatment. All indemnification payments pursuant to Section 9.2 shall be deemed to be adjustments to the Purchase Price for United States federal, state and local Income Tax purposes.

Article X
CONDITIONS TO OBLIGATIONS OF THE PARTIES

10.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by HMI and MGO of the following conditions.

(a) Antitrust Approval. All applicable waiting periods under the Antitrust Laws (and any extensions thereof) relating to the transactions contemplated by this Agreement, and any agreement with or commitment to any Governmental Authority not to consummate the transactions contemplated by this Agreement, shall have expired or been terminated. All other required Consents under the Antitrust Laws relating to the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect.

(b) Required Shareholder Approval. The Shareholder Approval Matters shall have been submitted to the vote of MGO Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and shall have been approved and adopted by the Requisite Vote of MGO Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement, MGO’s Organizational Documents and the applicable provisions of the Delaware General Corporation Law and Nasdaq (the “Required Shareholder Approval”).

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(c) No Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (a “Legal Restraint”).

(d) Listing. The Holdings Common Shares (including those to be issued pursuant to this Agreement (including the Earnout Shares) shall have been approved for listing on Nasdaq (or such other national securities exchange), subject only to official notice of issuance thereof.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

(f) Amended and Restated Organizational Documents. The articles of incorporation of Holdings (the “A&R Holdings Charter”) and the bylaws of Holdings (together with the A&R Holdings Charter, the “A&R Holdings Charter and Bylaws”) shall have been amended and restated in their entirety in a form applicable to a company publicly listed in the United States and approved by HMI in its sole discretion.

10.2 Conditions to Obligations of HMI, the HMI Shareholders, Holdings and Merger Sub. In addition to the conditions specified in Section 10.1, the obligations of HMI, the HMI Shareholders, Holdings and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by HMI, where permissible) of the following conditions.

(a) Representations and Warranties.

(i) All of the MGO Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) The representations and warranties of MGO contained in Section 4.5 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of MGO set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.2(a)(ii)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on MGO.

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(b) Agreements and Covenants. MGO shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. MGO shall have delivered to HMI a certificate, dated as of the Closing Date, signed by an officer of MGO, certifying as to the satisfaction of the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(d) but in each case, solely with respect to themselves.

(d) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by MGO at or prior to the Closing Date shall have been executed and delivered to HMI.

10.3 Conditions to Obligations of MGO. In addition to the conditions specified in Section 10.1, the obligations of MGO to consummate the Transactions are subject to the satisfaction or written waiver (by MGO where permissible) of the following conditions.

(a) Representations and Warranties.

(i) All of HMI Fundamental Warranties and the HMI Shareholders Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) The representations and warranties of HMI and the HMI Shareholders contained in Section 6.3 and Section 7.3 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of HMI and the HMI Shareholders set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(iii)) and (B) other than representations and warranties set forth in Section 6.8(b), any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have (x) a Material Adverse Effect on HMI or (y) a material adverse effect on HMI Shareholder’s ability to consummate the Transactions or perform their obligations under this Agreement or the Ancillary Documents to which they are party, as applicable.

(iv) All of the Holdings Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

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(v) All of the other representations and warranties of Holdings set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(v)), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Holdings.

(b) Agreements and Covenants. Each of HMI, the HMI Shareholders, Holdings and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer Certificate. HMI, each HMI Shareholder and Holdings shall have delivered to MGO a certificate, dated as of the Closing Date, signed by an officer of each of HMI, Holdings and each HMI Shareholder, certifying as to the satisfaction of the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(d), but in each case, solely with respect to themselves.

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to HMI since the date of this Agreement which is continuing and uncured.

(e) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by HMI, the HMI Shareholders, Holdings and Merger Sub at or prior to the Closing shall have been executed and delivered to MGO.

10.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to HMI, any HMI Company, the HMI Shareholders, or Holdings) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI
TERMINATION AND EXPENSES

11.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of this Agreement and the Transactions by the shareholders of any Party, as follows:

(a) by mutual written consent of MGO and HMI;

(b) by written notice by either MGO or HMI to the other if any of the conditions set forth in Article X have not been satisfied or waived by December 31, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to HMI, the HMI Shareholders or Holdings) of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure of a condition set forth in Article X on or before the Outside Date;

(c) by written notice by either MGO or HMI to the other if a Legal Restraint has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to HMI, the HMI Shareholders or Holdings) to comply with any provision of this Agreement was the principal cause of such Legal Restraint;

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(d) by written notice by HMI to MGO if (i) there has been a breach by MGO of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of MGO shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to MGO by HMI or (B) the Outside Date; provided, that HMI shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time MGO would be entitled to terminate this Agreement pursuant to Section 11.1(f);

(e) by written notice by HMI to MGO if during the Interim Period (a) MGO receives or has received prior to the Interim Period a notice of delisting from Nasdaq and MGO is not reasonably able to cure the deficiency that is the subject of the notice of delisting within three months of the date of the notice of delisting, or (b) MGO files a Form 25, or is formally delisted from Nasdaq and the MGO Shares cease trading on Nasdaq;

(f) by written notice by MGO to HMI if (i) there has been a breach by HMI, the HMI Shareholders or Holdings of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to HMI by MGO or (B) the Outside Date; provided, that MGO shall not have the right to terminate this Agreement pursuant to this Section 11.1(f) if at such time HMI would be entitled to terminate this Agreement pursuant to Section 11.1(d); or

(g) by written notice by either MGO or HMI to the other if the Special Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, MGO Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 8.16, 8.17, 11.3, Article XII, Article XIII and this Section 11.2 shall remain in full force and effect and (b) nothing in this Section 11.2 shall be deemed to (i) release any Party from any Liability for any wilful and material breach by such Party of any term of this Agreement prior to the date of termination or pursuant to any Fraud Claim against such Party, (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement in each case prior to the valid termination of this Agreement or (iii) terminate or otherwise modify the Confidentiality Agreement.

11.3 Fees and Expenses. Subject to Section 12.1, at or prior to Closing or the earlier termination of this Agreement (a) HMI shall pay, or cause to be paid, all HMI Transaction Expenses and (b) MGO shall pay, or cause to be paid, all MGO Transaction Expenses.

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Article XII
WAIVERS AND RELEASES

12.1 Mutual Releases.

(a) Effective as of the Closing, except as set forth in this Agreement, each of MGO and Holdings, Holdings on behalf of all its Subsidiaries (including the HMI Companies) and MGO on behalf of each of the MGO Subsidiaries and its Affiliates, hereby irrevocably releases and discharges, the HMI Shareholders and each other HMI Affiliate, and each of their respective current and former directors, managers, officers, partners and employees from and against all liabilities, claims and obligations, whether accrued or contingent, whether known or unknown, whether arising under common law, statute, equity or otherwise, to the extent arising prior to the Closing and based upon, arising out of or related to the HMI Companies and their respective businesses, operations, assets and liabilities, the service by any such HMI Affiliate as an officer, director, manager, employee or Representative of the HMI Companies or to the subject matter of this Agreement and the Ancillary Documents, including the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing); provided, however, that this Section 12.1(a) shall not release or discharge (i) any liability of HMI or any HMI Shareholder under this Agreement, any Ancillary Document or the Confidentiality Agreement, (ii) any liability of any current or former employee of the HMI Companies or any of their respective Subsidiaries to the extent (A) related to this Agreement, any Ancillary Document or the Transactions or (B) arising out of such employee’s service as an officer, director or employee of the HMI Companies or any of their respective Subsidiaries, (iii) any Fraud Claim by MGO against HMI or any HMI Shareholder or (iv) any claims that cannot be waived under applicable Law.

(b) Effective as of the Closing, expect as set forth in this Agreement, each HMI Shareholder hereby irrevocably releases and discharges MGO, Holdings, the HMI Companies and their respective Subsidiaries, each other MGO Affiliate and each of their respective current and former directors, managers, officers, partners and employees from and against all liabilities, claims and obligations, whether accrued or contingent, whether known or unknown, whether arising under common law, statute, equity or otherwise, to the extent arising prior to the Closing and based upon, arising out of or related to the HMI Companies and their respective Subsidiaries, their respective businesses, operations, assets and liabilities, the service by any such MGO Affiliate as an officer, director, manager, employee or Representative the HMI Companies or any of their respective Subsidiaries or to the subject matter of this Agreement and the Ancillary Documents, including the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing); provided, however, that this Section 12.1(b) shall not release or discharge (i) any liability of MGO, Holdings, the HMI Companies and their respective Subsidiaries under this Agreement, any Ancillary Document or the Confidentiality Agreement (in each case to which it is party), (ii) any liability of any current or former employee of the HMI Companies or any of their respective Subsidiaries to the extent (A) related to this Agreement, any Ancillary Document or the Transactions or (B) arising out of such employee’s service as an officer, director or employee of the HMI Companies or any of their respective Subsidiaries, (iii) any Fraud Claim by any HMI Shareholder or (iv) any claims that cannot be waived under applicable Law.

(c) The Parties acknowledge and agree that HMI Affiliates and the MGO Affiliates are intended third-party beneficiaries of this Section 12.1.

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Article XIII
MISCELLANEOUS

13.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice).

If to MGO, to: c/o MGO Global Inc. 1515 SE 17th Street, Suite 121/#460236 Fort Lauderdale FL, 33346

with a copy (which will not constitute notice) to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, New York 10036

Attn: Ross D. Carmel; Jeffrey P. Wofford

Email: rcarmel@srfc.law; jwofford@srfc.law

If to HMI or Holdings at or prior to the Closing, to: c/o Heidmar Inc. 89 Akti Miaouli Piraeus, 18538 Greece Attention : Pankaj Khanna Email : pankaj.khanna@heidmar.com	with a copy (which will not constitute notice) to: Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 United States Attn: Keith Billotti Email: billotti@sewkis.com

If to the HMI Shareholders, to: c/o Heidmar Inc. 89 Akti Miaouli Piraeus, 18538 Greece Athens, Greece Attention: Pankaj Khanna Email: pankaj.khanna@heidmar.com	with a copy (which will not constitute notice) to: Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 United States Attn: Keith Billotti Email: billotti@sewkis.com

If to Holdings or HMI after the Closing, to: c/o Heidmar Inc. 89 Akti Miaouli Piraeus, 18538 Greece Attention: Pankaj Khanna Email: pankaj.khanna@heidmar.com	with a copy (which will not constitute notice) to: Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 United States Attn: Keith Billotti Email: billotti@sewkis.com

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13.2 Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise prior to the Closing without the prior written consent of MGO, Holdings and HMI. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3 Third Parties. Except for the rights of (a) the D&O Indemnified Persons set forth in Section 8.19, (b) the rights of HMI Affiliates set forth in Section 12.1, (c) the rights of the MGO Affiliates set forth in Section 12.1 and (d) the rights of the Nonparty Affiliates set forth in Section 13.13, respectively, which the Parties acknowledge and agree are express Third Party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.

13.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

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13.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of MGO and HMI.

13.9 Waiver. Each of MGO, Holdings, HMI and the HMI Shareholders, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, and any such extension or waiver shall only be binding upon the Party or Parties so providing the extension or waiver. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

13.10 Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement collectively set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement, the Ancillary Document or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

13.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

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(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with U.S. GAAP, IFRS, or any other accounting principles used by the applicable Person;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f) the words “herein”, “hereto”, and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g) the words “date hereof” when used in this Agreement shall refer to the date of this Agreement;

(h) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(i) in Article IV through Article XII to (i) “MGO” shall refer to MGO Global, Inc. for all periods prior to the completion of the Merger and to the Surviving Company for all periods after the completion of the Merger; provided, that the foregoing shall not apply to the representations and warranties set forth in Sections 4.2, 4.4 and 4.5, and (ii) “MGO Shares” shall refer to such securities solely for periods prior to the Merger;

(j) the term “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”;

(k) the word “day” means calendar day unless Business Day is expressly specified;

(l) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Closing; provided, that as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(m) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(n) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(o) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

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(p) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(q) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(r) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(s) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(t) unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation;

(u) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(v) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by Holdings or HMI to be given, delivered, provided or made available by Holdings or HMI, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to MGO or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of HMI for the benefit of MGO and its Representatives and MGO and its Representatives have been given access to the electronic folders containing such information (subject to access limitations as may be applicable to any individual electronic folders).

13.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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13.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Ancillary Document (the “Contracting Parties”) except as set forth in this Section 13.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Ancillary Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Ancillary Documents or their negotiation, execution, performance, or breach; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 13.13.

13.14 Scope of the HMI Shareholders’ Obligations. In this Agreement, (a) any obligation, covenant, representation or warranty, indemnity, liability or other requirement provided by or in respect of any HMI Shareholder shall be on a several basis (not jointly and not jointly and severally) as to such HMI Shareholder and only pertain to it, (b) each HMI Shareholder shall be liable for its own breaches, (c) to the extent any HMI Shareholder is liable for monetary damages hereunder, other than in the cause of a Fraud Claim or for any wilful and material breach by such HMI Shareholder of any term of this Agreement prior to the date of termination, the aggregate liability of such HMI Shareholder shall be equal to its HMI Shareholder Consideration and (d) no Party shall be entitled to recover more than once (i.e., “double recovery”) for the same loss or losses even in the event of breaches by multiple HMI Shareholders.

Article XIV
DEFINITIONS

14.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“10-Day VWAP” means, with respect to any particular security, the average of the Bloomberg Volume Weighted Average Prices for that security over the previous 10 Trading Days ending on the day prior to the date of determination.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry or investigation, hearing, proceeding or investigation, by or before any Governmental Authority.

“Advisory Agreement” means the M&A Advisory Agreement between MGO and Maxim Group LLC, dated February 2, 2024.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument, certificate or document to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement, the MGO Disclosure Schedules, HMI Disclosure Schedules, the Certificate of Merger, the Lock-Up/Leak-Out Agreements and the Voting and Support Agreement.

“Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each compensation, bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, consulting, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, termination, relocation or expatriate benefit, perquisite, collective bargaining, profit sharing, pension, vacation, sick leave, cafeteria, dependent care, medical care, life insurance, dental, vision, prescription, employee assistance program, workers’ compensation, supplemental unemployment benefits, post-employment benefits, education or tuition assistance programs, and each insurance (including any self-insured arrangement) and other similar fringe or employee benefit plan, policy, program, agreement or arrangement

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, or Athens, Greece, are authorized to close for business.

“CAA” means the Consolidated Appropriations Act, 2021, (P. L. 116-260), as may be amended from time to time.

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act, and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-22), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notices 2020-65 or 2021-11) intended to address the consequences of the COVID-19 pandemic and (b) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the Laws described in clause (a), including pursuant to the CAA or the ARPA, as applicable, (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Consent” means any consent, approval, waiver, authorization, waiting period expiration or termination, or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Consideration Shares” means, with respect to any MGO Principal, the number of Holdings Common Shares issued to that MGO Principal as MGO Merger Consideration pursuant to Section 1.6(a).

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

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“Contributor” means all Persons who created, developed, or contributed to any Intellectual Property purported to be owned by an HMI Company.

“Contributor Agreement” means a Contract with a Contributor, pursuant to which the Contributor assigns to a HMI Company all of the Contributor’s right, title and interest in and to (i) the Intellectual Property conceived, developed created or reduced to practice by such Contributor in connection with and within the scope of the employment or engagement of such Contributor by such HMI Company, or (ii) if such Contributor was not employed or engaged by a HMI Company, the Intellectual Property purported to be owned by any HMI Company that was conceived, developed, acquired, created, or reduced to practice by such Contributor.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any intellectual property rights in works of authorship, databases, collections of data, and mask works, including all copyrights and sui generis rights therein, and all registrations, renewals, extensions, or reversions thereof.

“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard”, shut down, closure, sequester directive, guideline or recommendation made by an applicable Governmental Authority or any other applicable Law in connection with or in response to COVID-19.

“Damages” means all liabilities, obligations, liens, assessments, levies, losses, damages, fines, penalties and reasonable out-of-pocket costs of any investigation, response, or remedial or corrective action, whether or not arising from Third Party claims, including reasonable attorneys’ fees and expenses, in each case taking into account the interests held by MGO and its Affiliates in Holdings.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor Laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and (c) all applicable Law concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Data.

“Delaware General Corporation Law” means the Delaware General Corporation Law, as amended.

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“Environmental Law” means any Law in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, Release or disposal of Hazardous Materials.

“Environmental Permits” has meaning set forth in Section 6.19(a).

“ERISA Affiliate” means any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any other entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as such other entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing rate of exchange for that currency into Dollars on such date as published by Bloomberg.

“Exchange Shares” means the Holdings Common Shares to be issued as part of the Share Acquisition in accordance with Section 2.2.

“Fraud Claim” means any claim based in whole or in part upon Fraud against the Person who committed a Fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged Fraud, and “Fraud” means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and which requires the elements defined by Delaware common law. In no event shall Fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Fundamental Representations” means (a) with respect to MGO: the representations contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.20; (b) with respect to HMI, the representations contained in Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.7; and (c) with respect to Holdings, the representations contained in Sections 6.1, 6.2, 6.3, 6.5, 6.6 and 6.26.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any chemical, waste, gas, liquid or other substance or material that is defined, listed, designated or regulated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or that could result in the imposition of Liability, or responsibility for Remedial Action, under any Environmental Law, including petroleum and petroleum by-products or derivatives, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

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“HMI Affiliate” means (i)(A) any direct or indirect shareholder, member, general or limited partner or other equityholder of Holdings or HMI and (B) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (1) Holdings or (2) HMI or any of its Subsidiaries or (3) any person referred to in the foregoing clause (i)(A) or (ii) any of their respective heirs, executors, administrators, successors or assigns.

“HMI Companies” means, collectively, all of HMI and HMI Subsidiaries and “HMI Company” means any of them.

“HMI Confidential Information” means all confidential or proprietary documents and information concerning the HMI Companies, Holdings, or the HMI Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that HMI Confidential Information shall not include any information which, at the time of the disclosure to MGO or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such HMI Confidential Information.

“HMI Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of HMI or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of HMI.

“HMI Fundamental Warranties” means the representations and warranties contained in Section 6.1(a) (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.4 (Subsidiaries), Section 6.5 (Governmental Approvals), Section 6.6 (Non-Contravention) and Section 6.26 (Finders and Brokers).

“HMI Outstanding Shares” means the total number of HMI Shares outstanding immediately prior to the Share Acquisition Closing on a fully diluted and as-converted basis and assuming, without limitation or duplication, (i) the exercise of each option to purchase HMI Shares outstanding immediately prior to the Share Acquisition Closing, and (ii) the issuance of HMI Shares in respect of all other outstanding options, restricted stock units, warrants or rights to receive HMI Shares whether conditional or unconditional, and including any outstanding options, restricted stock awards, warrants or rights triggered by or associated with the Closing, but excluding any other HMI Shares reserved for issuance under the Holdings Equity Incentive Plan.

“HMI Owned IP” means any Intellectual Property owned by any HMI Company, including HMI Registered IP.

“HMI Share Consideration” means a number of Holdings Common Shares equal to (a) the MGO Outstanding Shares, times (b) 16.6667, divided by (c) the HMI Outstanding Shares.

“HMI Shareholders Fundamental Warranties” means the representations and warranties contained in Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement), and Section 7.7 (Finders and Brokers).

“HMI Shares” means the Class A Shares and Class B Shares of HMI.

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“HMI Subsidiaries” means (a) Heidmar International Pools Inc., a Marshall Islands corporation, (b) Blue Fin Tankers Inc., a Marshall Islands corporation, (c) Seawolf Tankers Inc., a Marshall Islands corporation, (d) Sigma Tankers Inc., a Marshall Islands corporation, (e) Dorado Tankers Pool Inc., a Marshall Islands corporation, (f) Star Tankers Inc., a Marshall Islands corporation, (g) Marlin Tankers Inc., a Marshall Islands corporation, (h) SeaLion Tankers INC., a Marshall Islands corporation, (i) SeaDragon Tankers Inc., a Marshall Islands corporation, (j) SeaHorse Tankers, Inc., a Marshall Islands corporation, (k) Cash Custodian Inc., a Marshall Islands corporation, (l) Heidmar Investments LLC, a Marshall Islands limited liability company, (m) Heidmar (Far East) LLC, a Marshall Islands limited liability company, (n) Heidmar (Far East) Pte. Ltd., a Singapore private company limited by shares, (o) Heidmar (Far East) Tankers Pte. Ltd., a Singapore private company limited by shares, (p) Heidmar UK Trading Limited, a United Kingdom company, (q) Heidmar UK Limited, a United Kingdom company, (r) Heidmar 2020 LLC, a Marshall Islands limited liability company, (s) Heidmar Bulkers Inc., a Marshall Islands corporation, (t) Sea Otter Tankers Inc., a Marshall Islands corporation, (u) Ocean Star Inc., a Marshall Islands corporation, (v) Ocean Dolphin Inc., a Marshall Islands corporation, (w) Heidmar DMCC, a company established in Dubai Multi Commodities Centre Authority (United Arab Emirates), (x) Heidmar Trading DMCC, a company established in Dubai Multi Commodities Centre Authority (United Arab Emirates), (y) Landbridge Ship Management (HK) Limited, a Hong Kong corporation, and (z) BH Cape Holding Pte. Ltd., a Singapore private company limited by shares.

“HMI Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced) that have been incurred prior to the Closing by or on behalf of HMI or Holdings and that HMI has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of HMI or Holdings that HMI has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts, excluding any payments or benefits under any HMI Benefit Plan; provided, that HMI Transaction Expenses shall only include one-half of the costs and expenses incurred by Holdings in preparing and filing the Registration Statement, including SEC filing fees and the expenses of the financial printer.

“Holdings Common Shares” means the registered common shares, with $0.01 par value per share, of Holdings.

“Holdings Fundamental Warranties” means the warranties contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Incidental Licenses” means, with respect to a HMI Company, any of the following Contracts entered into in the ordinary course of business: (a) an incidental permitted use right to confidential information in a non-disclosure agreement, (b) Contributor Agreements and (c) any non-exclusive license to Intellectual Property that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the Trademarks of a HMI Company for the purposes of promoting the goods or services thereof, (ii) a Contract with a vendor that allows the vendor to identify a HMI Company as a customer, (iii) a Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains an incidental license to Intellectual Property; or (iv) license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

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“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with U.S. GAAP, IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude (i) any amounts included in Company Transaction Expenses (with respect to Indebtedness of HMI) or MGO Transaction Expenses (with respect to Indebtedness of MGO), (ii) accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business and that are not yet due and payable or are being disputed in good faith or (iii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Infringement” means, directly or indirectly (including secondarily, contributorily, by inducement or otherwise), the infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person. “Infringed” and “Infringing” mean the correlative of Infringement.

“Intellectual Property” means all intellectual property rights, including Patents, Trademarks, internet domain names, Copyrights, design rights, and Trade Secrets.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the MGO Shares pursuant to the final prospectus, dated January 12, 2023, and filed with the SEC on January 12, 2023.

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, other informational technology assets and equipment, software, and industrial control systems that are owned, leased or licensed by any HMI Company or MGO or any MGO Subsidiary.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (a) HMI, the actual knowledge of persons set forth on Section 14.1 of HMI Disclosure Schedules, or (b) MGO, the actual knowledge of persons set forth on Section 14.1 of the MGO Disclosure Schedules, (c) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, or (ii) if a natural person, the actual knowledge of such Party. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, tribal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

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“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under U.S. GAAP, IFRS, or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Documents to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in U.S. GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, and (ix) in respect of HMI, any action taken by, or at the written request of, MGO and in respect of MGO or Holdings, any action taken by, or at the written request of, HMI; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account).

“Merger Sub Shares” means the shares of common stock, par value $0.001 per share, of Merger Sub.

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“MGO Affiliate” means (i) (A) any direct or indirect shareholder, member, general or limited partner or other equityholder of a MGO and after the Closing, Holdings, HMI or any of its Subsidiaries and (B) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (1) MGO, (2) after the Closing, Holdings or its Subsidiaries (including the HMI Companies and their respective Subsidiaries) or (3) any person referred to in the foregoing clause (i)(A) or (ii) any of their respective heirs, executors, administrators, successors or assigns. MGO on behalf of itself.

“MGO Charter” means the Amended and Restated Certificate of Incorporation of MGO dated August 29, 2022, as the same may be amended or modified from time to time after the date hereof.

“MGO Common Stock” means the common stock, par value $0.00001 per share, of MGO.

“MGO Confidential Information” means all confidential or proprietary documents and information concerning MGO or any of its Representatives; provided, however, that MGO Confidential Information shall not include any information which, at the time of the disclosure to HMI, Holdings, the HMI Shareholders or any of their respective Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such MGO Confidential Information. For the avoidance of doubt, from and after the Closing, MGO Confidential Information will include the confidential or proprietary information of the HMI Companies.

“MGO Equity Awards” means, collectively, the MGO Restricted Stock, MGO Restricted Stock Units and the MGO Options.

“MGO Equity Plan” means MGO’s 2022 Equity Incentive Plan, as amended and restated from time to time.

“MGO Fundamental Warranties” means the warranties contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.12 (Litigation), Section 4.16 (Material Contracts), Section 4.19 (Finders and Brokers) and Section 4.23 (No Undisclosed Liabilities).

“MGO Licensed Intellectual Property” means all Intellectual Property owned by a Third Party and licensed or sublicensed to either MGO or a MGO Subsidiary or for which MGO or any MGO Subsidiary has obtained a covenant not to be sued.

“MGO Merger Consideration” means one Holdings Common Share.

“MGO Options” means each outstanding option granted under the MGO Equity Plan.

“MGO Outstanding Shares” means the total number of shares of MGO Common Stock outstanding immediately prior to the Merger Effective Time on a fully diluted and as-converted basis and assuming, without limitation or duplication, (i) the exercise of each MGO Option, MGO Restricted Stock Unit and any other security issued under the MGO Equity Plan outstanding immediately prior to the Merger Effective Time (including, for the avoidance of doubt, any unvested MGO Options, MGO Restricted Stock Units or other security issued under the MGO Equity Plan accelerated in connection with or anticipation of the Closing), and (ii) the issuance of shares of MGO Common Stock in respect of all other options, restricted stock units, warrants, rights or convertible securities (inclusive of debt, preferred or minority interests) to receive such shares that will be outstanding immediately after the Closing, provided that as of the date of this Agreement MGO has no MGO Shares held in treasury and no such treasury shares would be deemed MGO Outstanding Shares for purposes of this Agreement.

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“MGO Owned IP” means all Intellectual Property owned or purported to be owned by MGO or any MGO Subsidiary.

“MGO Preferred Stock” means the preferred stock, par value $0.00001 per share, of MGO.

“MGO Restricted Stock” means each outstanding restricted stock award granted under the MGO Equity Plan.

“MGO Restricted Stock Units” means each outstanding restricted stock unit granted under the MGO Equity Plan.

“MGO Securities” means, collectively, the MGO Shares, the MGO Restricted Stock, the MGO Restricted Stock Units, the MGO Options and any warrants to purchase MGO Shares

“MGO Shares” means the shares of MGO Common Stock.

“MGO Subsidiary” means MGO Team 1 LLC, MGO Digital LLC and Americana Liberty LLC.

“MGO Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced) that have been incurred prior to the Closing by or on behalf of MGO and that MGO has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of MGO that MGO has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts as well as one-half of the costs and expenses incurred by Holdings in preparing and filing the Registration Statement, including SEC filing fees and the expenses of the financial printer..

“Nasdaq” means the Nasdaq Capital Market LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended (including, solely with respect to Holdings, the shareholders’ agreement among the HMI Shareholders and Holdings).

“Patents” means any patents, utility models, and applications therefor (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

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“Permits” means all federal, state, local or foreign permits, grants, easements, Consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders issued by or filed with any Governmental Authority.

“Permitted Capital Raises” means the offer and sale by MGO of MGO Shares having an aggregate price to the public of up to $6,000,000, the amount and form of transaction for each such capital raise to be determined by MGO in its sole discretion and each such capital raise to be consummated prior to the Closing on such terms and conditions as determined by MGO in its sole discretion; provided, that any capital raise shall not be a Permitted Capital Raise if immediately following such capital raise the MGO Principals would own MGO Shares representing less than 50.1% of the total issued and outstanding MGO Shares as of Record Date.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with U.S. GAAP, IFRS or other applicable accounting principles with respect thereto, (b) Liens imposed by operation of Law or non-monetary encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) such imperfections of title, easements, covenants, encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the HMI Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities Laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of Intellectual Property owned by the HMI Companies granted in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the Closing, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests, (p) Liens specifically identified on the consolidated balance sheet of the HMI Companies, (q) Liens set forth on Section 6.15 of HMI Disclosure Schedules or (r) Permitted Vessel Liens.

“Permitted Vessel Liens” means any of the following to the extent arising and from time to time discharged in the ordinary course of business consistent with past practice: (i) Liens for crew wages (including without limitation wages of the master of the Vessel), (ii) Liens for general average and salvage, (iii) Liens for necessaries provided to the Vessel, so long as such Liens do not secure amounts more than 30 days overdue, (iv) Liens arising by operation of law in the ordinary course of business in operating, maintaining or repairing the Vessel, so long as such Liens do not secure amounts more than 30 days overdue, and (v) Liens for claims, loss, damage or expense which are fully covered by insurance, subject to applicable deductibles, or in respect of which a bond or other security has been posted with the appropriate court or other tribunal to prevent the arrest or secure the release of a vessel from arrest; provided that such Permitted Vessel Liens do not, individually or in the aggregate, materially detract from the value of the vessel or materially impair the use thereof in the operation of the vessel.

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“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonable capable of being used to identify a natural person or (b) any piece of information considered “personally identifiable information”, “personal information”, “personal data” or other comparable term under applicable Data Protection Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations, injunctions, orders, ships arrest, interim measures, or other similar proceedings, in each case, by or before any Governmental Entity or arbitral tribunal.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, escaping, dumping, or leaching into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not substantially endanger or threaten to substantially endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of material noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Vote” means the approval of at least a majority of the outstanding shares of MGO Common Stock that are entitled to vote at the Special Shareholders Meeting as of the record date present, in person or by proxy, and voting at the Special Shareholders Meeting.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the shareholders’ agreement relating to HMI dated January 3, 2022.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

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“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, Value Added Tax, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, governmental charges, duties, levies, alternative or add-on minimum, estimated and other similar charges imposed by a Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than (a) HMI or the HMI Subsidiaries or (b) MGO or the MGO Subsidiaries, or any of their respective Affiliates.

“Trade Secrets” means any trade secrets, and any other intellectual property rights arising under applicable Law, in confidential or proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, formulae technical information, specifications, methods, know-how, data, discoveries, and inventions (but excluding any Patents or Copyrights therein).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means, with respect to any security, any day on which that security is actually traded on Nasdaq (or any exchange on which that security is then listed).

“Treasury Regulations” means the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“U.S. GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Value Added Tax” means value added tax or any similar, replacement or additional tax.

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14.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

A&R Holdings Charter	10.1(f)	Legal Restraint	10.1(c)
A&R Holdings Charter and Bylaws	10.1(f)	Lock-Up/Leak-Out Agreement	8.23
Acquisition Proposal	8.11(a)	Material Merchant	6.22(a)
Agreement	Preamble	Material Merchant Agreement	6.22(a)
Alternative Transaction	8.11(a)	Material Pool Agreement	6.22(c)
Antitrust Laws	8.14(b)	Material Supplier	6.22(b)
Certificate of Merger	1.1	Material Supplier Agreement	6.22(b)
Closing	3.1	Material Vessel Owner	6.22(c)
Closing Date	3.1	Merger	Recitals
Closing Filing	8.18(b)	Merger Closing	3.1
Closing Press Release	8.18(b)	Merger Effective Time	1.2
Confidentiality Agreement	8.1(c)	Merger Sub	Preamble
Contracting Parties	13.13	MGO Sub Board	Recitals
D&O Indemnified Persons	8.21(a)	MGO	Preamble
DTC	1.10	MGO Benefit Plan	4.10(c)
Earnout Shares	Recitals, 2.4(a)	MGO Board	Recitals
Enforceability Exceptions	4.2	MGO D&O Tail Insurance	8.21(b)
Export Control Laws	6.24(d)	MGO Disclosure Schedules	Article IV
FCPA	4.20(a)	MGO Financials	4.6(c)
Federal Securities Laws	8.12	MGO Indemnified Person	9.2(b)
Forward-Looking Statements	Article IV	MGO Leases	4.14
GRA	1.13	MGO Material Contract	4.16
HMI	Preamble	MGO Permits	4.8
HMI Audited Financial Statements	6.7(a)	MGO Principals	Recitals
HMI Benefit Plan	6.18(a)	MGO Recommendation	4.2
HMI Board	Recitals	MGO Shareholders	Recitals
HMI Certificate	2.3(a)(ii)	MGO Shares	13.11(i)
HMI Collective Bargaining Agreement	6.17(a)	Nonparty Affiliates	13.13
HMI D&O Tail Insurance	8.21(c)	OFAC	4.20(c)
HMI Disclosure Schedules	Article VI	Outside Date	11.1(b)
HMI Financial Statements	6.7(a)	Parties	Preamble
HMI Indemnified Person	9.2(a)	Party	Preamble
HMI Material Contract	6.12(a)	Person	13.11(b)
HMI Permits	6.10	Privacy Obligations	4.13(g)
HMI Real Property Leases	6.15	Proxy Statement	8.17(a)
HMI Registered IP	6.13(a)	Record Date	8.3(b)
HMI Shares	Recitals	Registration Statement	8.17(a)
HMI Shareholders	Recitals	Related Person	6.20
HMI Shareholder Consideration	2.2(a)	Required Shareholder Approval	10.1(b)
HMI Unaudited Financial Statements	6.7(a)	Risk Factors	Article IV
Holdings	Preamble	S&K	8.16(a)
Holdings 5% Shareholder	8.16(c)	Sanctioned Country	4.20(c)
Holdings Board	Recitals	Sanctioned Person	6.24(c)
Holdings Equity Incentive Plan	8.24	Sanctions	6.24(c)(i)
Indemnified Persons	9.2(b)	SEC Reports	4.6(a)
Intended Tax Treatment	1.13	Share Acquisition	Recitals
Interim Period	8.1(a)	Share Acquisition Closing	3.1

Shareholder Approval Matters	8.17(a)(iii)	2024 EBITDA	2.4(b)(iii)
Signing Filing	8.18(b)	2024 Revenue	2.4(b)(i)
Signing Press Release	8.18(b)
Special Shareholder Meeting	8.17(a)
SRFC	8.16(a)
STFs	2.3(a)(i)
Surviving Company	1.1
Transactions	Recitals
Transfer Agent	1.10
Voting and Support Agreement	Recitals
2024 Annual Report	2.4(b)(i)
2024 Net Income	2.4(b)(ii)

[Signature Pages Follow]

92

IN WITNESS WHEREOF, the following Parties have caused this Agreement to be duly executed as of the date first above written.

MGO:

MGO GLOBAL INC.

By:	/s/ Maximiliano Ojeda
Name:	Maximiliano Ojeda
Title:	Chief Executive Officer

Merger Sub:

HMR MERGER SUB INC.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Director

Holdings:

HEIDMAR MARITIME HOLDINGS CORP.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Director

Company:

HEIDMAR INC.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Chief Executive Officer

HMI Shareholders:

RHEA MARINE LTD.

By:	/s/ Michalis Mastris
Name:	Michalis Mastris
Title:	Sole Director

MAISTROS SHIPINVEST CORP.

By:	/s/ Foteinh-Elena Kokoretsi
Name:	Foteinh-Elena Kokoretsi
Title:	Director

Schedule 1

HMI Shareholders

	Name	HMI Shares (as of the date of this Agreement)	Earnout Shares
1.	Rhea Marine Ltd	47,904	One-half of the Earnout Shares
2.	Maistros Shipinvest Corp.	47,904	One-half of the Earnout Shares
	TOTAL	95,808

Schedule 2

MGO Principals

	Shares Owned	% Ownership
Maximiliano Ojeda, Chairman and CEO	4,924,389	24.64%
Virginia Hilfiger, Chief Brand Officer	4,915,897	24.59%
Julian Groves, Chief Operating Officer	1,636,765	8.19%
Dana Perez, Chief Financial Officer	322,966	1.62%
Obie McKenzie, Director	109,186	0.55%
Paul Walgren, Director	109,186	0.55%
Jeff Lerner, Director	120,436	0.60%
Ping Rawson, Director	109,186	0.55%

Total Shares Owned/Controlled by Officers and Directors	12,248,011	61.28%

Exhibit A

Form of Voting and Support Agreement

[Exhibit A]

Exhibit B

Form of Lock-Up/Leak-Out Agreement

[Exhibit B]